Exhibit 10.1

$75,000,000

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
among
TEXAS-NEW MEXICO POWER COMPANY,
as the Borrower,
THE LENDERS IDENTIFIED HEREIN
and
KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent
DATED AS OF March 11, 2022
KEYBANC CAPITAL MARKETS INC.,
as Sole Lead Arranger and Sole Bookrunner

Page

SECTION 1 DEFINITIONS AND ACCOUNTING TERMS		1

1.1	Definitions.	1
1.2	Computation of Time Periods and Other Definitional Provisions.	27
1.3	Accounting Terms/Calculation of Financial Covenant.	27
1.4	Time.	28
1.5	Rounding of Financial Covenant.	28
1.6	References to Agreements and Requirement of Laws.	28
1.7	Letter of Credit Amounts.	28
1.8	Rates.	29

SECTION 2 CREDIT FACILITY		29

2.1	Revolving Loans.	29
2.2	Letter of Credit Subfacility.	32
2.3	Continuations and Conversions.	38
2.4	Minimum Amounts.	38
2.5	RESERVED.	38
2.6	RESERVED.	38
2.7	Evidence of Debt.	38
2.8	Extension of Maturity Date.	39
2.9	Swing Line Loans.	41

SECTION 3 GENERAL PROVISIONS APPLICABLE TO LOANS		43

3.1	Interest.	43
3.2	Payments Generally.	44
3.3	Prepayments.	45
3.4	Fees.	46
3.5	Payment in full at Maturity.	46
3.6	Computations of Interest and Fees.	46
3.7	Pro Rata Treatment.	47
3.8	Sharing of Payments.	48
3.9	Capital Adequacy.	48
3.10	Inability to Determine Rates; Benchmark Replacement.	49
3.11	Illegality.	51
3.12	Changes in Law; Reserves on SOFR Loans.	51
3.13	Taxes.	51
3.14	Compensation.	54
3.15	Determination and Survival of Provisions.	55
3.16	Defaulting Lenders.	55
3.17	Designation of a Different Lending Office	56

SECTION 4 CONDITIONS PRECEDENT TO CLOSING		57

4.1	Closing Conditions.	57

SECTION 5 CONDITIONS TO ALL EXTENSIONS OF CREDIT		59

i

5.1	Funding Requirements.	59

SECTION 6 REPRESENTATIONS AND WARRANTIES		60

6.1	Organization and Good Standing.	60
6.2	Due Authorization.	60
6.3	No Conflicts.	61
6.4	Consents.	61
6.5	Enforceable Obligations.	61
6.6	Financial Condition.	61
6.7	No Material Change.	61
6.8	No Default.	62
6.9	Litigation.	62
6.10	Taxes.	62
6.11	Compliance with Law.	62
6.12	ERISA.	62
6.13	Use of Proceeds; Margin Stock.	63
6.14	Government Regulation.	63
6.15	Solvency.	63
6.16	Disclosure.	64
6.17	Environmental Matters.	64
6.18	First Mortgage Bonds Validly Issued.	64
6.19	First Priority Mortgage.	64
6.20	Anti-Corruption Laws and Sanctions	65
6.21	Affected Financial Institutions	65
6.22	Beneficial Ownership	65

SECTION 7 AFFIRMATIVE COVENANTS		65

7.1	Information Covenants.	65
7.2	Financial Covenant.	67
7.3	Preservation of Existence and Franchises.	67
7.4	Books and Records.	68
7.5	Compliance with Law.	68
7.6	Payment of Taxes and Other Indebtedness.	68
7.7	Insurance.	68
7.8	Performance of Obligations.	69
7.9	Use of Proceeds.	69
7.10	Audits/Inspections.	69

SECTION 8 NEGATIVE COVENANTS		69

8.1	Nature of Business.	69
8.2	Consolidation and Merger.	69
8.3	Sale or Lease of Assets.	70
8.4	Affiliate Transactions.	70
8.5	Liens.	70
8.6	Accounting Changes.	71

SECTION 9 EVENTS OF DEFAULT		71

9.1	Events of Default.	71
9.2	Acceleration; Remedies.	74
9.3	Allocation of Payments After Event of Default.	74

SECTION 10 AGENCY PROVISIONS		75

10.1	Appointment and Authority.	75
10.2	Rights as a Lender.	76
10.3	Exculpatory Provisions.	76
10.4	Reliance by Administrative Agent.	77
10.5	Delegation of Duties.	77
10.6	Resignation of Administrative Agent.	77
10.7	Non-Reliance on Administrative Agent and Other Lenders.	78
10.8	No Other Duties, Etc.	78
10.9	Administrative Agent May File Proofs of Claim.	78
10.10	Status of Lenders.	79
10.11	ERISA Matters.	79
10.12	Erroneous Payments.	80

SECTION 11 MISCELLANEOUS		81

11.1	Notices; Effectiveness; Electronic Communication.	81
11.2	Right of Set-Off.	83
11.3	Successors and Assigns.	83
11.4	No Waiver; Remedies Cumulative.	87
11.5	Attorney Costs, Expenses, Taxes and Indemnification by Borrower.	87
11.6	Amendments, Etc.	88
11.7	Counterparts.	90
11.8	Headings.	90
11.9	Survival of Indemnification and Representations and Warranties.	90
11.10	Governing Law; Venue; Service.	90
11.11	Waiver of Jury Trial; Waiver of Consequential Damages.	91
11.12	Severability.	91
11.13	Further Assurances.	91
11.14	Confidentiality.	91
11.15	Entirety.	92
11.16	Binding Effect; Continuing Agreement.	92
11.17	No Novation of Existing Credit Agreement.	92
11.18	USA Patriot Act Notice.	93
11.19	Acknowledgment.	93
11.20	Replacement of Lenders.	93
11.21	No Advisory or Fiduciary Responsibility.	94
11.22	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	95
11.23	Acknowledgement Regarding Any Supported QFCs.	95

SCHEDULES

Schedule 1.1(a)	Commitments and Pro Rata Shares
Schedule 11.1	Notices
Schedule 11.3	Processing and Recording Fees

EXHIBITS

Exhibit 1.1.1	FMB Delivery Agreement
Exhibit 1.1.2	Third Supplemental Indenture
Exhibit 2.1(b)	Form of Notice of Revolving Borrowing
Exhibit 2.1(e)	Form of Revolving Note
Exhibit 2.3	Form of Notice of Continuation/Conversion
Exhibit 2.9	Form of Swing Line Note
Exhibit 2.9(d)	Form of Notice of Swing Line Borrowing
Exhibit 3.13	U.S. Tax Certificate
Exhibit 7.1(c)	Form of Compliance Certificate
Exhibit 11.3(b)	Form of Assignment and Assumption

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of March 11, 2022 among TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation (together with its successors and permitted assigns, the “Borrower”), the Lenders and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent.
RECITALS
WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Third Amended and Restated Credit Agreement, dated as of September 25, 2017 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”); and
WHEREAS, the Borrower, the Lenders party hereto, the Departing Lenders (as defined below) and the Administrative Agent have (a) entered into this Credit Agreement in order to amend and restate the Existing Credit Agreement in its entirety and (b) agreed that each Departing Lender shall cease to be a party to the Existing Credit Agreement as evidenced by its execution and delivery of its Departing Lender Signature Page.
NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated in its entirety as of the date hereof as follows:
SECTION 1

DEFINITIONS AND ACCOUNTING TERMS
1.1Definitions.
The following terms shall have the meanings specified herein unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:
“2010 Credit Agreement” means the amended and restated credit agreement dated as of December 16, 2010, among the Borrower, the lenders parties thereto and the Administrative Agent (as successor to JPMorgan Chase Bank, N.A.) on behalf of such lenders, as it may be amended, supplemented, extended or otherwise modified from time to time.
“Act” has the meaning set forth in Section 11.18.
“Additional Commitment Lender” has the meaning set forth in Section 2.8.
“Adjusted Base Rate” means the Base Rate plus the Applicable Percentage for Base Rate Loans.
“Adjusted Daily Simple SOFR” means with respect to a Swing Line Loan, the sum of (a) the greater of (i) the sum of (x) Daily Simple SOFR plus (y) 0.10% per annum and (ii) the Floor, plus (b) the Applicable Percentage for Daily SOFR Rate Swing Line Loans.
“Adjusted Term SOFR” means for any Available Tenor and Interest Period with respect to a SOFR Loan, or with respect to clause (c) of the definition of “Base Rate”, as applicable, the sum of (a) Term SOFR for such Interest Period (or, in the case of clause (c) of the definition of “Base

Rate”, a one month tenor) and (b) the applicable Term SOFR Index Adjustment; provided that if Adjusted Term SOFR as so determined would be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” means KeyBank, or any successor administrative agent appointed pursuant to Section 10.6.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.1 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Fees” has the meaning set forth in Section 3.4(d).
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Agent” means at any time, any third-party Person acting on behalf of another Person as its representative in connection with a transaction or activity.
“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent-Related Persons” means the Administrative Agent, together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and its Affiliates.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption (including terrorism financing or money laundering).
“Applicable Percentage” means, for SOFR Loans, Base Rate Loans, Daily SOFR Rate Swing Line Loans, L/C Fees and Commitment Fees, the appropriate applicable percentages, in each case (subject to the exceptions indicated below) corresponding to the Debt Rating in effect as of the most recent Calculation Date as shown below:

Pricing Level	Debt Rating	Applicable Percentage for SOFR Loans, Daily SOFR Rate Swing Line Loans and L/C Fees	Applicable Percentage for Base Rate Loans	Applicable Percentage for Commitment Fees
I	> AA-/ Aa3	0.70%	0.00%	.060%

II	A+/A1	0.75%	0.00%	.075%
III	A/A2	0.875%	0.00%	0.10%
IV	A-/A3	1.00%	0.00%	0.125%
V	BBB+/Baa1	1.125%	0.125%	0.175%
VI	BBB/Baa2	1.25%	0.25%	0.20%
VII*	< BBB-/Baa3	1.50%	0.50%	0.25%

*If the Debt Rating by only one of S&P or Moody’s is below BBB- or Baa3, respectively, Pricing Level VII shall apply.
The Applicable Percentage shall be determined based on the applicable Debt Ratings and adjusted on the date one Business Day after the date on which an applicable Debt Rating is upgraded or downgraded in a manner which requires a change in the then applicable Pricing Level set forth above (the date the Debt Ratings begin to apply and each such adjustment date referred to herein as a “Calculation Date”). If at any time there is a split in the Borrower’s Debt Rating between S&P and Moody’s and the Debt Ratings from S&P and Moody’s shall be BBB- or better and Baa3 or better, respectively, the Applicable Percentage shall be determined by the higher of the two Debt Ratings (i.e. the lower pricing); provided that, except as otherwise provided in the footnote to the table set forth above, if the two Debt Ratings are more than one level apart, the Applicable Percentage shall be based on the Debt Rating which is one level higher than the lower rating. If the Borrower does not have a Debt Rating from either S&P or Moody’s, then Pricing Level VII shall apply. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentage shall be applicable to all existing Loans as well as any new Loans made. The applicable Pricing Level for Applicable Percentage, as of the Closing Date, shall be Pricing Level III.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means KeyBanc, together with its successors and/or assigns.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 11.3(b).
“Authorized Officer” means any of the president, chief executive officer, chief financial officer or treasurer of the Borrower.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Credit Agreement, or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.10(b)(iv).

“Avangrid Merger” has the meaning set forth in the definition of “Change of Control”.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest established from time to time by the Administrative Agent as its “prime rate” (the “Prime Rate”) and (c) Adjusted Term SOFR for a one month tenor in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that if the Base Rate is less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Credit Agreement. The Prime Rate is a rate established from time to time by the Administrative Agent as its prime rate in effect at its principal office in Cleveland, whether or not such rate is publicly announced, and which rate may or may not be the lowest rate charged by the Administrative Agent for commercial loans or other extensions of credit. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, respectively.
“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.
“Benchmark” means, initially, the Term SOFR Reference Rate, or, with respect to Daily SOFR Rate Swing Line Loans, Daily Simple SOFR; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.10(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in U.S. Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Credit Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 3.10(a) and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 3.10(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower Obligations” means, without duplication, all of the obligations of the Borrower to the Lenders and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents.
“Borrower” has the meaning set forth in the preamble to this Credit Agreement.
“Borrowing” means (a) a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.1 or (b) a borrowing consisting of Swing Line Loans made by the Swing Line Lender pursuant to Section 2.9, as the context may require.
“Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks in Cleveland, Ohio or New York, New York are authorized or required by law to close and (ii) with respect to any matters relating to SOFR Loans or Daily SOFR Rate Swing Line Loans, a SOFR Business Day.
“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; including, in each case, all warrants, rights or options to purchase any of the foregoing.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Lenders, as collateral for the L/C Obligations, obligations in respect of Swing Line Loans, or obligations to fund participations in respect of either thereof (as the context may require), cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable L/C Issuer or Swing Line Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“CBA” means CME Group Benchmark Administration Ltd.
“Change in Law” means the occurrence, after the date of this Credit Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, promulgation, implementation or application thereof by any Governmental Authority, (c) the adoption or taking effect of any request, rule, guideline, policy or directive (whether or not having the force of law) by any Governmental Authority or (d) any change in any request, rule, guideline, policy or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means the occurrence of any of the following: (a) other than in connection with the Merger Agreement and the transactions contemplated thereby (the “Avangrid Merger”), any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Capital Stock that such person or group has the right to acquire (other than pursuant to the Merger Agreement) (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) of the Capital Stock of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) other than in connection with the Avangrid Merger, during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (c) other than in connection with the Avangrid Merger, any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent, or control over the Voting Stock of the Parent on a fully-diluted basis (and taking into account all such Voting Stock that such Person or group has the right to acquire pursuant to any option right) representing twenty-five percent (25%) or more of the combined voting power of such Voting Stock; or (d) the Parent shall cease to own, directly or indirectly, and free and clear of all Liens or other encumbrances (other than any Lien in favor of the lenders under any Material Credit Agreement securing Indebtedness thereunder), at least 100% of the outstanding Voting Stock of the Borrower on a fully diluted basis.
“Closing Date” means the date of this Credit Agreement, which is the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 4.1.
“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.
“Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.1, (b) fund or purchase Participation Interests in L/C Obligations pursuant to Section 2.2 or (c) fund or purchase Participation Interests in Swing Line Loans pursuant to Section 2.9, in an aggregate principal amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of the Revolving Committed Amount as set forth opposite such Lender’s name on Schedule 1.1(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.
“Compensation Period” has the meaning set forth in Section 3.2(c)(ii).
“Compliance Certificate” means a fully completed and duly executed officer’s certificate in the form of Exhibit 7.1(c), together with a Covenant Compliance Worksheet.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.14 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Credit Documents).
“Consolidated Capitalization” means, with respect to any Person, the sum of (a) all of the shareholders’ equity or net worth of such Person and its Subsidiaries, as determined in accordance with GAAP plus (b) Consolidated Indebtedness of such Person and its Subsidiaries plus (c) the outstanding principal amount of Preferred Stock plus (d) 75% of the outstanding principal amount of Specified Securities of such Person and its Subsidiaries.
“Consolidated Indebtedness” means, as of any date of determination, with respect to any Person and its Subsidiaries on a consolidated basis, an amount equal to (a) all Indebtedness of such Person and its Subsidiaries as of such date (other than reimbursement obligations of such Person and its Subsidiaries with respect to surety bonds in an aggregate amount not to exceed $500,000), minus (b) the outstanding principal amount of stranded cost securitization bonds of such Person and its Subsidiaries minus (c) an amount equal to the lesser of (i) 75% of the outstanding principal amount of Specified Securities of such Person and its Subsidiaries and (ii) 10% of Consolidated Capitalization (calculated assuming clause (i) above is applicable).
“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the maximum amount of such Person’s liability with respect to the stated or determinable amount of the primary obligation for which such Contingent Obligation is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).
“Covenant Compliance Worksheet” means a fully completed worksheet in the form of Schedule I to Exhibit 7.1(c).
“Credit Agreement” has the meaning set forth in the Preamble hereof.
“Credit Documents” means this Credit Agreement, the Notes, any Notice of Borrowing, any Notice of Continuation/Conversion, the Third Supplemental Indenture, the First Mortgage Bonds, the FMB Delivery Agreement and any other document, agreement or instrument entered into or executed in connection with the foregoing (other than the FMB Mortgage).
“Credit Exposure” has the meaning set forth in the definition of “Required Lenders.”
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Credit Party” means the Administrative Agent, the L/C Issuers or any other Lender.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum (rounded in accordance with the Administrative Agent’s customary practice) equal to SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days (or such other period as determined by the Administrative Agent based on then prevailing market conventions) prior to (i) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Daily SOFR Rate Swing Line Loan” means a Swing Line Loan that bears interest at a rate based on Adjusted Daily Simple SOFR.
“Debt Rating” means (a) during any period other than an FMB Release Period, the long term secured senior non-credit enhanced debt rating of the Borrower by S&P and Moody’s and (b) during any FMB Release Period, the rating issued by such rating agency and then in effect with respect to the Borrower’s senior unsecured long-term debt (without third-party credit enhancement).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” means an interest rate equal to two percent (2%) plus the rate that otherwise would be applicable (or if no rate is applicable, the Base Rate plus two percent (2%) per annum).
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Credit Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Credit Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Credit Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bail-In Action or Bankruptcy Event.
“Departing Lender” means each lender under the Existing Credit Agreement that executes and delivers to the Administrative Agent a Departing Lender Signature Page.
“Departing Lender Signature Page” means the signature page to this Credit Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement on the Closing Date on the conditions set forth on such signature page.
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Dollars” and “$” means dollars in lawful currency of the United States of America.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a)

of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of the Agent-Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) approved by the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Borrower (such approval not to be unreasonably withheld or delayed); provided that (i) the Borrower’s consent is not required during the existence and continuation of a Default or an Event of Default, (ii) approval by the Borrower shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within five Business Days after written notice of such proposed assignment has been delivered to the Borrower and (iii) no Ineligible Institution shall be an Eligible Assignee.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law (collectively, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
“ERISA Affiliate” means any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same “controlled group” as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” means the occurrence of any of the following: (a) a Reportable Event with respect to a Plan or a Multiemployer Plan, (b) a complete or partial withdrawal by the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate of notice from a Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (c) the distribution by the Borrower, any of its Subsidiaries or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Single Employer Plan or the taking of any action to terminate any Single Employer Plan, (d) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (e) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower, any of its Subsidiaries or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (f) the imposition upon the Borrower, any of its Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (g) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower, any of its Subsidiaries or any ERISA Affiliate, (h) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary of any Single Employer Plan for which the Borrower, any of its Subsidiaries or any ERISA Affiliate may be directly or indirectly liable, (i) the adoption of an amendment to any Single Employer Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower, any of its Subsidiaries or any ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections, (j) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a play year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan or (k) the determination that any Single Employer Plan or Multiemployer Plan is considered an at risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning set forth in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.
“Excluded Taxes” means, with respect to any payment made by the Borrower under any Credit Document, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:
(a)Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (b) that are Other Connection Taxes;
(b)in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 11.20), any U.S. Federal withholding Taxes resulting from any law in effect on the date such Non-U.S. Lender becomes a party to this Credit Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 3.13(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 3.13(a); and
(c)U.S. Federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning set forth in the Recitals.
“Existing Maturity Date” has the meaning set forth in Section 2.8.
“Extending Lender” has the meaning set forth in Section 2.8.
“Extension Date” has the meaning set forth in Section 2.8.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreements entered into by the United States that implement the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to KeyBank on such day on such transactions as determined by the Administrative Agent; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Fee Letter” means, that certain letter agreement, dated as of March 11, 2022, among the Borrower, the Administrative Agent and KeyBanc, as amended, modified, supplemented or restated from time to time.
“Financial Officer” means the chief financial officer, principal accounting officer or treasurer of the Borrower.
“First Mortgage Bonds” means those certain First Mortgage Bonds (as amended or otherwise modified), Series 2009C, issued and delivered by the Borrower to JPMorgan Chase Bank, N.A., as the initial administrative agent under the 2010 Credit Agreement, which are substantially in the form of Exhibit A to the Third Supplemental Indenture, as such First Mortgage Bonds are replaced from time to time in accordance with the terms of the FMB Mortgage Documents.
“First Mortgage Bond Trustee” means U.S. Bank National Association, as successor trustee under the FMB Mortgage, together with its permitted successors and assigns in such capacity.
“Fiscal Quarter” means each of the calendar quarters ending as of the last day of each March, June, September and December.
“Fiscal Year” means the calendar year ending December 31.
“Floor” means a rate of interest equal to 0.00% per annum.
“FMB Delivery Agreement” means that certain FMB Delivery Agreement, dated as of April 30, 2009, whereby JPMorgan Chase Bank, N.A., as the initial administrative agent under the 2010 Credit Agreement (a) acknowledged delivery of the First Mortgage Bonds and (b) agreed to hold the First Mortgage Bonds for the benefit of the “Lenders” under and as defined in the 2010 Credit Agreement and to distribute all payments made by the Borrower on account thereof to such “Lenders”, a copy of which is attached hereto as Exhibit 1.1.1, as amended, restated, supplemented or otherwise modified from time to time.
“FMB Mortgage” means that certain First Mortgage Indenture, dated as of March 23, 2009, between the Borrower and the First Mortgage Bond Trustee, as amended, restated or otherwise modified from time to time.
“FMB Mortgage Documents” means the FMB Mortgage, together with any supplemental indentures issued pursuant thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“FMB Release Date” has the meaning set forth in Section 2.1(e).
“FMB Release Period” means the period commencing on any FMB Release Date to any subsequent date when any first mortgage bonds shall be required to be, or otherwise are, delivered to the Administrative Agent pursuant to Section 2.1(e) or otherwise.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) or that are promulgated by any Governmental Authority having appropriate jurisdiction.
“Government Acts” has the meaning set forth in Section 2.2(k).
“Governmental Authority” means any domestic or foreign nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
“Granting Lender” has the meaning specified in Section 11.3(h).
“Hazardous Substances” means any substances or materials (a) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) that are defined by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (c) the presence of which require investigation or response under any Environmental Law, (d) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (e) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (f) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedging Agreements” means, collectively, interest rate protection agreements, equity index agreements, foreign currency exchange agreements, option agreements or other interest or exchange rate or commodity price hedging agreements (other than forward contracts for the delivery of power or gas written by the Borrower to its jurisdictional and wholesale customers in the ordinary course of business).
“Indebtedness” means, with respect to any Person (without duplication), (a) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (d) all obligations of such Person to pay the deferred purchase price of property or services, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (g) the net termination obligations of such Person under any Hedging Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date in accordance with the applicable rules under GAAP, (h) all Contingent Obligations of such Person, (i) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (j) the aggregate amount of uncollected accounts receivable of such Person subject at the time of determination to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (k) all Specified Securities and (l) all indebtedness referred to in clauses (a) through (k) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.
“Indemnified Liabilities” has the meaning set forth in Section 11.5(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning set forth in Section 11.5(b).
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or any of its Subsidiaries, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.
“Initial Maturity Date” means September 23, 2024.
“Interest Payment Date” means, (a) as to any SOFR Loan, the last day of each Interest Period applicable to such Loan, the date of any prepayment of the Loans pursuant to Section 3.3 and the Maturity Date; provided, however, that if any Interest Period for a SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, (b) as to any Base Rate Loan, the third Business Day after the end of each Fiscal Quarter, the date of any prepayment of such Loans pursuant to Section 3.3 and the Maturity Date, and (c) as to any Daily SOFR Rate Swing Line Loan, the third Business Day after the end of each calendar month, the date of any prepayment of such Loans pursuant to Section 3.3 and the Maturity Date.
“Interest Period” means, (a) as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Notice of Revolving Borrowing or Notice of Continuation/Conversion and (b) with respect to Daily SOFR Rate Swing Line Loans, a period beginning on the date the Swing Line Loan is made and ending on the date specified for repayment of such Daily SOFR Rate Swing Line Loan, which repayment date shall not be more than 14 days after the date such Daily SOFR Rate Swing Line Loan is made; provided that:
i.any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
ii.any Interest Period (other than for a Daily SOFR Rate Swing Line Loan) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

iii.no Interest Period shall extend beyond the Maturity Date.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“KeyBanc” means KeyBanc Capital Markets Inc., together with its successor and/or assigns.
“KeyBank” means KeyBank National Association, together with its successor and/or assigns.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof, the renewal or increase of the amount thereof or any extension of credit resulting from a drawing thereunder that has not been reimbursed.
“L/C Fees” has the meaning set forth in Section 3.4(c).
“L/C Fronting Fee” has the meaning set forth in Section 2.2(i).
“L/C Issuer” means KeyBank, in its capacity as an issuer of Letters of Credit hereunder.
“L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, any Eligible Assignee which may become a Lender by way of assignment in accordance with the terms hereof, and any other Lender which becomes a Lender pursuant to Section 2.1(f) or Section 2.8(d), together with their successors and permitted assigns and shall include the Swing Line Lender, as the context requires. For the avoidance of doubt, the term “Lenders” excludes the Departing Lenders.
“Lender Notice Date” has the meaning set forth in Section 2.8.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any letter of credit issued hereunder.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
“Letter of Credit Expiration Date” means the day that is ten days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Sublimit” means an amount equal to TEN MILLION DOLLARS ($10,000,000). The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Committed Amount.
“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.
“Loans” means the collective reference to the Revolving Loans and the Swing Line Loans, and “Loan” means any of such Loans.
“Mandatory Borrowing” has the meaning set forth in Section 2.2(d).
“Margin Stock” has the meaning ascribed to such term in Regulation U.
“Material Adverse Change” means a material adverse change in the condition (financial or otherwise), operations, business, performance, properties or assets of the Borrower and its Subsidiaries, taken as a whole.
“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or any of its Subsidiaries to perform its obligations under this Credit Agreement or any of the other Credit Documents or (other than during the FMB Release Period) the FMB Mortgage, (c) the legality, validity or enforceability of this Credit Agreement or any of the other Credit Documents or (other than during the FMB Release Period) the FMB Mortgage or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder or (d) other than during an FMB Release Period, the Mortgaged Property taken as a whole, the Lien of the FMB Mortgage Documents on such Mortgaged Property in favor of the First Mortgage Bond Trustee for the benefit of the holders of First Mortgage Bonds, including the Administrative Agent (for its benefit and for the benefit of the Lenders) or the priority of such Lien.
“Material Credit Agreement” means any agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the Closing Date by the Borrower or any Subsidiary of the Borrower, or in respect of which the Borrower or any Subsidiary of the Borrower is an obligor or otherwise provides a guarantee or other credit support (a “Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $50,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of the Credit Facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts (subject to the aggregate limit in the preceding clause), then the agreement(s) creating or evidencing largest Credit Facility shall be deemed to be a Material Credit Agreement, as such agreement or Credit Facility may be amended, modified, supplemented, restated, extended or refinanced from time to time.
“Maturity Date” means, as applicable, (a) the Initial Maturity Date and (b) as to any Lender that has determined to extend the Existing Maturity Date applicable to its Loans pursuant to Section 2.8(b) and as to any Additional Commitment Lender that has replaced a Non-Extending Lender pursuant to Section 2.8(d), the maturity date of such Lender’s and of such Additional Commitment Lender’s Loans as extended pursuant to Section 2.8.
“Merger Agreement” means that certain Agreement and Plan of Merger dated October 20, 2020, among Avangrid, Inc., NM Green Holdings, Inc. and the Parent, as amended, restated or otherwise modified from time to time, but without giving effect to any amendment, waiver or consent that is materially adverse to the interests of the Lenders in their respective capacities as such without the consent of the Administrative Agent.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgaged Property” means the real property, fixtures and personal property identified in the FMB Mortgage Documents and as now or hereafter owned by Borrower, but excluding therefrom all “Excepted Property” (as such term is defined in the FMB Mortgage) and such other properties as have been released or excepted from the Lien of the FMB Mortgage Documents.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower, any of its Subsidiaries or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions within the preceding seven (7) years or with respect to which the Borrower or any of its Subsidiaries has any outstanding liability (including on account of an ERISA Affiliate).
“Multiple Employer Plan” means a Single Employer Plan to which the Borrower, any of its Subsidiaries or any ERISA Affiliate and at least one employer other than the Borrower, any of its Subsidiaries or any ERISA Affiliate are or were contributing sponsors within the preceding seven (7) years or with respect to which the Borrower or any of its Subsidiaries has any outstanding liability (including on account of an ERISA Affiliate).
“Non-Extending Lender” has the meaning set forth in Section 2.8.
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“Notes” means (a) the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.1(e) and (b) the promissory note of the Borrower in favor of the Swing Line Lender evidencing the Swing Line Loans provided pursuant to Section 2.9, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.9.
“Notice of Borrowing” means a Notice of Revolving Borrowing and/or a Notice of Swing Line Borrowing, as applicable.
“Notice of Revolving Borrowing” means a request by the Borrower for a Revolving Loan in the form of Exhibit 2.1(b).
“Notice of Swing Line Borrowing” means a request by the Borrower for a Swing Line Loan in the form of Exhibit 2.9(d).
“Notice of Continuation/Conversion” means a request by the Borrower to continue an existing SOFR Loan to a new Interest Period or to convert a SOFR Loan to a Base Rate Loan or a Base Rate Loan to a SOFR Loan, in the form of Exhibit 2.3.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Credit Document).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 11.20).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.
“Parent” means PNM Resources, Inc., a New Mexico corporation, together with its successors and permitted assigns.
“Participant” has the meaning set forth in Section 11.3(d).
“Participant Register” has the meaning set forth in Section 11.3(d).
“Participation Interest” means (a) the purchase by a Lender of a participation in Letters of Credit or L/C Obligations as provided in Section 2.2, (b) the purchase by a Lender of a participation in Swing Line Loans as provided in Section 2.9 or (c) the purchase by a Lender of a participation in any Revolving Loan as provided in Section 3.8.
“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

“Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) which is covered by ERISA and to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has maintained, funded or administered for employees with the preceding seven (7) years or with respect to which the Borrower or any of its Subsidiaries has any outstanding liability (including on account of an ERISA Affiliate).
“Preferred Stock” means, with respect to any Person, all preferred Capital Stock issued by such Person in which the terms thereof do not require such Capital Stock to be redeemed or to make mandatory sinking fund payments.
“Prime Rate” has the meaning set forth in the definition of Base Rate in this Section 1.1.
“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Revolving Committed Amount at such time; provided that if the Commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 9.2 or otherwise, then the Pro Rata Share of each Lender shall be determined based on such Lender’s percentage ownership of the sum of the aggregate amount of outstanding Loans plus the aggregate amount of outstanding L/C Obligations. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 1.1(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Prohibited Transaction” means any transaction described in (a) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (b) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.
“Property” means any right, title or interest in or to any property or asset of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC Credit Support” has the meaning set forth in Section 11.23.
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any L/C Issuer.
“Register” has the meaning set forth in Section 11.3(c).
“Regulations T, U and X” means Regulations T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” means (a) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code), (b) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (c) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (d) a cessation of operations described in Section 4062(e) of ERISA.
“Required Lenders” means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term “Credit Exposure” as applied to each Lender shall mean (a) at any time prior to the termination of the Commitments, the Pro Rata Share of such Lender of the Revolving Committed Amount multiplied by the Revolving Committed Amount and (b) at any time after the termination of the Commitments, the sum of (i) the principal balance of the outstanding Loans of such Lender plus (ii) such Lender’s Participation Interests in the face amount of the outstanding Letters of Credit. Notwithstanding the foregoing, the Credit Exposure held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Requirement of Law” means, with respect to any Person, the organizational documents of such Person and any Law applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Credit Agreement and the other Credit Documents or the FMB Mortgage Documents.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to the Borrower, the president, the chief executive officer, the chief financial officer, any executive officer, principal accounting officer or treasurer of the Borrower, and any other officer or similar official thereof responsible for the administration of the obligations of the Borrower in respect of this Credit Agreement and the other Credit Documents.
“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of such Person.
“Revolving Committed Amount” means SEVENTY-FIVE MILLION DOLLARS ($75,000,000) or such other amount, as it may be reduced from time to time in accordance with Section 2.1(d) or increased pursuant to Section 2.1(f).
“Revolving Loans” has the meaning set forth in Section 2.1(a).
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Credit Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any publicly-available Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person who is 50% or more directly or indirectly owned by one or more than one Person described in the foregoing clauses (a), (b) or (c).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.
“SEC Reports” means the Borrower’s Form 10-K Report for the year ended December 31, 2021.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“SOFR Loan” means each Loan bearing interest at a rate based upon Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Base Rate”).
“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, Contingent Obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, Contingent Obligations, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.
“SPC” has the meaning set forth in Section 11.3(h).
“Specified Securities” means, with respect to any Person, (a) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed or for which mandatory sinking fund payments are due, (b) all securities issued by such Person that contain two distinct components, typically medium-term debt and a forward contract for the issuance of common stock prior to the debt maturity, including such securities commonly referred to by their tradenames as “FELINE PRIDES”, “PEPS”, “HITS”, “SPACES” and “DECS” and generally referred to as “equity units” and (c) all other securities issued by such Person that are similar to those described in the forgoing clauses (a) and (b).
“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time. Any reference to Subsidiary herein, unless otherwise identified, shall mean a Subsidiary, direct or indirect, of the Borrower. Any reference to a Subsidiary of the Borrower herein shall not include any Subsidiary that is inactive, has minimal or no assets and does not generate revenues.
“Supported QFC” has the meaning set forth in Section 11.23.
“Swing Line Lender” means KeyBank, in its capacity as Swing Line lender hereunder, together with its successors and/or assigns.
“Swing Line Loan” means any Swing Line Loan made by the Swing Line Lender to the Borrower pursuant to Section 2.9, and all such Swing Line Loans collectively as the context requires.
“Swing Line Sublimit” means an amount equal to $20,000,000. The Swing Line Sublimit is part of, and not in addition to, the Revolving Committed Amount.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two SOFR Business Days prior to the first day of such Interest Period (and rounded in accordance with the Administrative Agent’s customary practice), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York

City time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three SOFR Business Days prior to such Lookback Day, and for any calculation with respect to a Base Rate Loan, the Term SOFR Reference Rate for a tenor of one month on the day that is two SOFR Business Days prior to the date the Base Rate is determined, subject to the proviso provided above.
“Term SOFR Administrator” means CBA (or a successor administrator of the Term SOFR Reference Rate, as selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Index Adjustment” means for any calculation with respect to a Base Rate Loan or a SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:
(a)     Base Rate Loans : 0.10%
(b)     SOFR Loans:

Interest Period	Percentage
One month	0.10%
Three months	0.15%
Six months	0.25%

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Third Supplemental Indenture” means that certain Third Supplemental Indenture dated as of April 30, 2009, to the FMB Mortgage, entered into by and between the Borrower and the First Mortgage Bond Trustee, attached hereto as Exhibit 1.1.2, as amended by that certain First Amendment dated as of December 16, 2010 between the Borrower and the First Mortgage Bond Trustee, and as the same may be further amended, restated, supplemented or otherwise modified from time to time.
“Total Assets” means all assets of the Borrower and its Subsidiaries as shown on its most recent quarterly consolidated balance sheet, as determined in accordance with GAAP.
“Type” means, with respect to a Revolving Loan, its character as a Base Rate Loan or a SOFR Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unreimbursed Amount” has the meaning set forth in Section 2.2(d)(i).
“Unused Revolving Commitment” means, for any date of determination, the amount by which (a) the aggregate Revolving Committed Amount on such date exceeds (b) the sum of the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding L/C Obligations on such date.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” has the meaning set forth in Section 3.13(f).
“Voting Stock” means the Capital Stock of a Person that is then outstanding and normally entitled to vote in the election of directors and other securities of such Person convertible into or exercisable for such Capital Stock (whether or not such securities are then currently convertible or exercisable).
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Computation of Time Periods and Other Definitional Provisions.
For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.
1.3Accounting Terms/Calculation of Financial Covenant.
(a)Except as otherwise expressly provided herein, all accounting terms used herein or incorporated herein by reference shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. Notwithstanding anything to the contrary in this Credit Agreement, for purposes of calculation of the financial covenant set forth in

Section 7.2, all accounting determinations and computations thereunder shall be made in accordance with GAAP as in effect as of the date of this Credit Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Borrower referred to in Section 4.1(d). In the event that any changes in GAAP after such date are required to be applied to the Borrower, and would affect the computation of the financial covenant contained in Section 7.2, such changes shall be followed only from and after the date this Credit Agreement shall have been amended to take into account any such changes.
(b)Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and, except as specifically provided in the definitions of “Consolidated Capitalization” and “Consolidated Indebtedness,” such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as a capital lease.
1.4Time.
All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.
1.5Rounding of Financial Covenant.
Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.6References to Agreements and Requirement of Laws.
Unless otherwise expressly provided herein: (a) references to organization documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.
1.7Letter of Credit Amounts.
Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.8Rates.
The interest rate on Loans denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Adjusted Daily Simple SOFR or Daily Simple SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Adjusted Daily Simple SOFR or Daily Simple SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, Adjusted Daily Simple SOFR or Daily Simple SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, Adjusted Daily Simple SOFR or Daily Simple SOFR, or any other Benchmark, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. In connection with the use or administration of Term SOFR and Daily Simple SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR and Daily Simple SOFR.
SECTION 2

CREDIT FACILITY
2.1Revolving Loans.
(a)Revolving Loan Commitment. Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans (each a “Revolving Loan” and collectively the “Revolving Loans”) in Dollars to the Borrower, at any time and from time to time, during the period from and including the Closing Date to but not including the Maturity Date (or such earlier date if the Commitments have been terminated as provided herein); provided, however, that after giving effect to any Borrowing (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding L/C Obligations plus the aggregate principal amount of outstanding Swing Line Loans shall not exceed the lesser of (x) the Revolving Committed Amount and (y) the face amount of the First Mortgage Bonds (or, during any FMB Release Period, the sum of the aggregate principal amount of outstanding

Revolving Loans plus the aggregate principal amount of outstanding L/C Obligations plus the aggregate principal amount of outstanding Swing Line Loans shall not exceed the Revolving Committed Amount) and (ii) with respect to each individual Lender, the sum of the aggregate principal amount of outstanding Revolving Loans of such Lender plus such Lender’s Pro Rata Share of the aggregate principal amount of outstanding L/C Obligations and Swing Line Loans shall not exceed such Lender’s Commitment. Subject to the terms of this Credit Agreement (including Section 3.3), the Borrower may borrow, repay and reborrow Revolving Loans.
(b)Method of Borrowing for Revolving Loans. By no later than 12:00 p.m. (i) on the date of the requested Borrowing of Revolving Loans that will be Base Rate Loans and (ii) three Business Days prior to the date of the requested Borrowing of Revolving Loans that will be SOFR Loans, the Borrower shall telephone the Administrative Agent as well as submit a written Notice of Revolving Borrowing in the form of Exhibit 2.1(b) to the Administrative Agent setting forth (A) the amount requested, (B) the date of the requested Borrowing, (C) the Type of Revolving Loan, (D) with respect to Revolving Loans that will be SOFR Loans, the Interest Period applicable thereto, and (E) certification that the Borrower has complied in all respects with Section 5. If the Borrower shall fail to specify (1) an Interest Period in the case of a SOFR Loan, then such SOFR Loan shall be deemed to have an Interest Period of one month or (2) the Type of Revolving Loan requested, then such Revolving Loan shall be deemed to be a Base Rate Loan.
(c)Funding of Revolving Loans. Upon receipt of a Notice of Revolving Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each such Lender shall make its Pro Rata Share of the requested Revolving Loans available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Notice of Revolving Borrowing. Upon satisfaction of the conditions set forth in Section 5, the amount of the requested Revolving Loans will then be made available to the Borrower by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(d)Reductions of Revolving Committed Amount. Upon at least three Business Days’ notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Revolving Committed Amount at any time or from time to time; provided that (i) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $1,000,000 above such amount and (ii) no reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the sum of the aggregate principal amount of outstanding Loans plus the aggregate principal amount of outstanding L/C Obligations. Any reduction in (or termination of) the Revolving Committed Amount shall be permanent and may not be reinstated.
(e)Notes; First Mortgage Bonds.
(i)At the request of any Lender, the Revolving Loans made by such Lender shall be evidenced by duly executed promissory notes of the Borrower in favor of such Lender in substantially the form of Exhibit 2.1(e). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(ii)To the extent set forth in the Third Supplemental Indenture and the First Mortgage Bonds, the First Mortgage Bonds have been issued and delivered to the Administrative Agent in order to provide collateral support for the Borrower Obligations. Notwithstanding anything in this Credit Agreement to the contrary, upon the request of the Borrower at any time that (A) no Default or Event of Default exists and (B) the Borrower shall have certified to the Administrative Agent that (x) the then current ratings for the Borrower’s senior unsecured long-term debt (without third-party credit enhancement) are BBB- or higher from S&P and Baa3 or higher from Moody’s and (y) all other Indebtedness of the Borrower is not (or concurrently with the release of the First Mortgage Bonds will not be) supported by any first mortgage bonds under the FMB Mortgage Documents, concurrently with the release of all other first mortgage bonds supporting such other Indebtedness the Administrative Agent will, at the Borrower’s expense, take all actions reasonably requested by the Borrower to release the First Mortgage Bonds as collateral support for the Borrower Obligations (the date of such release, the “FMB Release Date”); provided that concurrently with the Borrower thereafter causing first mortgage bonds to be issued in support of other Indebtedness of the Borrower, the Borrower shall cause first mortgage bonds in an aggregate principal amount not less than the Revolving Committed Amount to be issued and delivered to the Administrative Agent.
(f)Increases of the Revolving Committed Amount. The Borrower shall have the right, upon at least fifteen (15) Business Days’ prior written notice to the Administrative Agent, to increase the Revolving Committed Amount, in one or more increases, at any time and from time to time after the Closing Date, subject, however, in any such case, to satisfaction of the following conditions precedent:
(i)no Default or Event of Default shall have occurred and be continuing on the date on which such increase is to become effective;
(ii)after giving effect to such increase, the Revolving Committed Amount shall not exceed $100,000,000;
(iii)the representations and warranties set forth in Section 6 shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date on which such increase is to become effective;
(iv)such increase shall be in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;
(v)such requested increase shall only be effective upon receipt by the Administrative Agent of (A) additional commitments in a corresponding amount of such requested increase from either existing Lenders and/or one or more other institutions that qualify as an Eligible Assignee (it being understood and agreed that no existing Lender shall be required to provide an additional commitment) and (B) documentation from each institution providing an additional commitment evidencing its commitment and its obligations under this Credit Agreement in form and substance acceptable to the Administrative Agent;
(vi)the Administrative Agent shall have received all documents (including resolutions of the board of directors of the Borrower and applicable opinions) it may reasonably request relating to the corporate or other necessary authority for and the validity of such increase in the Revolving Committed Amount, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;
(vii)if any Revolving Loans are outstanding at the time of the increase in the Revolving Committed Amount, the Borrower shall, if applicable, prepay one or more existing Revolving Loans (such prepayment to be subject to Section 3.14) in an amount necessary such that after giving effect to the increase in the Revolving Committed Amount, each Lender will hold its pro rata share

(based on its Pro Rata Share of the increased Revolving Committed Amount) of outstanding Revolving Loans;
(viii)during any period other than a FMB Release Period, the Administrative Agent shall have received First Mortgage Bonds in an aggregate face amount not less than the aggregate Revolving Committed Amount after giving effect to such increase, in form and substance reasonably satisfactory to the Administrative Agent; and
(ix)the Borrower shall pay such fees to the Administrative Agent, for the benefit of the Lenders providing such additional commitments, as determined at the time of such increase.
2.2Letter of Credit Subfacility.
(a)The Letter of Credit Commitment.
(i)Subject to the terms and conditions set forth herein and other terms and conditions that L/C Issuers may reasonably require, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.2, from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue standby Letters of Credit in Dollars for the account of the Borrower and to amend Letters of Credit previously issued by it, in each case in accordance with subsection (b) below and (B) the Lenders severally agree to participate in such Letters of Credit; provided, however, that after giving effect to the issuance of any Letter of Credit (1) the sum of the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding L/C Obligations plus the aggregate principal amount of Swing Line Loans shall not exceed the Revolving Committed Amount, (2) with respect to each individual Lender, the sum of the aggregate principal amount of outstanding Revolving Loans of such Lender plus such Lender’s Pro Rata Share of the aggregate principal amount of outstanding L/C Obligations and Swing Line Loans shall not exceed such Lender’s Commitment and (3) the aggregate amount of L/C Obligations shall not at any time exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)No L/C Issuer shall be under any obligation to issue or amend any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing or amending such Letter of Credit, or any Requirement of Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
(B)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(C)the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer;
(D)such Letter of Credit is in an initial amount less than $100,000 (unless otherwise agreed to by such L/C Issuer), is to be used for a purpose other than as permitted by Section 7.9, or is denominated in a currency other than Dollars; or
(E)a default of any Lender’s obligations to fund under Section 2.2(d) exists or any Lender is at such time a Defaulting Lender hereunder, unless such L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate such L/C Issuer’s risk with respect to such Lender.
(iii)No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(b)Procedures for Issuance and Amendment of Letters of Credit.
(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. The Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least two Business Days (or such later date and time as such L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as applicable. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and (G) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment and (4) such other matters as such L/C Issuer may require.
(ii)Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the applicable L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.
(iii)RESERVED.

(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)Participations.
(i)[RESERVED].
(ii)Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the applicable L/C Issuer in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Pro Rata Share of the obligations under such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to such L/C Issuer therefor and discharge when due, its Pro Rata Share of the obligations arising under such Letter of Credit.
(d)Reimbursement.
(i)In the event of any drawing under any Letter of Credit, the applicable L/C Issuer will promptly notify the Borrower. The Borrower shall reimburse the applicable L/C Issuer on the day of drawing under any Letter of Credit either with the proceeds of a Revolving Loan obtained hereunder or otherwise in immediately available funds. If the Borrower shall fail to reimburse the applicable L/C Issuer as provided hereinabove (the “Unreimbursed Amount”), the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus two percent (2%).
(ii)Subsequent to a drawing under any Letter of Credit, unless the Borrower shall immediately notify the applicable L/C Issuer of its intent to otherwise reimburse such L/C Issuer, the Borrower shall be deemed to have requested a Base Rate Loan in the amount of the drawing as described herein, the proceeds of which will be used to satisfy the reimbursement obligations. On any day on which the Borrower shall be deemed to have requested a Revolving Loan borrowing to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised solely of Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be immediately made from all Lenders (without giving effect to any termination of the Commitments pursuant to Section 9.2 or otherwise) pro rata based on each Lender’s respective Pro Rata Share and the proceeds thereof shall be paid directly to the applicable L/C Issuer for application to the respective L/C Obligations. Each Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each such Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (A) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (B) the failure of any conditions specified in Section 5.1 to have been satisfied, (C) the existence of a Default or an Event of Default, (D) the failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required hereunder, (E) the date of such Mandatory Borrowing, or (F) any reduction in the Revolving Committed Amount or any termination of the Commitments.
(iii)In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Pro Rata Share in the outstanding L/C Obligations; provided that in the event any Lender shall fail to fund its Pro Rata Share on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded participation interest therein shall bear interest payable to the applicable L/C Issuer upon demand, at the rate equal to, if paid within two Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate. Simultaneously with the making of each such payment by a Lender to the applicable L/C Issuer, such Lender shall, automatically and without any further action on the part of such L/C Issuer or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to such L/C Issuer) in the related unreimbursed drawing portion of the L/C Obligation and in the interest thereon and shall have a claim against the Borrower with respect thereto. Any payment by the Lenders pursuant to this clause (iii) shall not relieve or otherwise impair the obligations of the Borrower to reimburse the applicable L/C Issuer under a Letter of Credit.
(e)Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit issued at its request shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:
(i)any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other agreement or instrument relating thereto;
(ii)the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(v)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuers shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.2(e) provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in a final non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation and each such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)Cash Collateral. If, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then aggregate principal amount of all L/C Obligations owing by it (in an amount equal to 102.5% of such aggregate principal amount determined as of the Letter of Credit Expiration Date). The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent.
(h)Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.
(i)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in the amounts set forth in the applicable Fee Letter (the “L/C Fronting Fee”). The L/C Fronting Fee shall be computed on a quarterly basis in arrears and shall be due and payable on the third Business Day after the end of each Fiscal Quarter (as well as the Letter of Credit Expiration Date) for the Fiscal Quarter (or portion thereof) then ending, beginning with the first of such dates to occur after the issuance of such Letter of Credit. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
(k)Indemnification of L/C Issuers.
(i)In addition to its other obligations under this Credit Agreement, the Borrower hereby agrees to protect, indemnify, pay and hold each L/C Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that such L/C Issuer may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit for the account of the Borrower or (B) the failure of such L/C Issuer to honor a drawing under a Letter of Credit issued for the account of the Borrower as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).
(ii)As between the Borrower and each L/C Issuer, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. In the absence of gross negligence or willful misconduct, no L/C Issuer shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of such L/C Issuer, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any L/C Issuer’s rights or powers hereunder.
(iii)In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any L/C Issuer, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such L/C Issuer under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify each L/C Issuer against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts. No L/C Issuer shall, in any way, be liable for any failure by such L/C Issuer or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such L/C Issuer.

(iv)Nothing in this subsection (k) is intended to limit the reimbursement obligation of the Borrower contained in this Section 2.2. The obligations of the Borrower under this subsection (k) shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of any L/C Issuer to enforce any right, power or benefit under this Credit Agreement.
(l)Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.
2.3Continuations and Conversions.
Subject to the terms below, the Borrower shall have the option, on any Business Day prior to the Maturity Date, to continue existing SOFR Loans for a subsequent Interest Period, to convert Base Rate Loans (other than Swing Line Loans) into SOFR Loans or to convert SOFR Loans into Base Rate Loans. By no later than 12:00 p.m. (a) two SOFR Business Days prior to the date of the requested conversion of a SOFR Loan to a Base Rate Loan and (b) three Business Days prior to the date of the requested continuation of a SOFR Loan or conversion of a Base Rate Loan to a SOFR Loan, the Borrower shall provide telephonic notice to the Administrative Agent, followed promptly by a written Notice of Continuation/Conversion in the form of Exhibit 2.3, setting forth whether the Borrower wishes to continue or convert such Revolving Loans. Notwithstanding anything herein to the contrary, (A) except as provided in Section 3.11, SOFR Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (B) SOFR Loans may not be continued nor may Base Rate Loans be converted into SOFR Loans during the existence and continuation of a Default or an Event of Default and (C) any request to continue a SOFR Loan that fails to comply with the terms hereof or any failure to request a continuation of a SOFR Loan at the end of an Interest Period shall be deemed a request to convert such SOFR Loan to a Base Rate Loan on the last day of the applicable Interest Period.
2.4Minimum Amounts.
Each request for a borrowing, conversion or continuation of a Revolving Loan shall be subject to the requirements that (a) each SOFR Loan shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof, (b) each Base Rate Loan shall be in a minimum amount of $3,000,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of outstanding Revolving Loans) and (c) no more than five SOFR Loans shall be outstanding hereunder at any one time. For the purposes of this Section 2.4, separate SOFR Loans that begin and end on the same date, as well as SOFR Loans that begin and end on different dates, shall all be considered as separate SOFR Loans.
2.5RESERVED.
2.6RESERVED.
2.7Evidence of Debt.
(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the

Borrower Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(b)In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.8Extension of Maturity Date.
(a)Request for Extension. The Borrower may, at any time, by notice to the Administrative Agent (who shall promptly notify the Lenders), request that each Lender extend (each such date on which an extension occurs, an “Extension Date”) the maturity date of such Lender’s Loans then in effect (the “Existing Maturity Date”) to a date that is one (1) year after the Existing Maturity Date; provided that if any requested Extension Date is not a Business Day, such Extension Date shall be the immediately preceding Business Day.
(b)Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is 15 days after the date on which the Administrative Agent received the Borrower’s extension request or, if such 15th day is not a Business Day, on the immediately preceding Business Day (the “Lender Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend its Maturity Date, an “Extending Lender”). Each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for extension of the Maturity Date.
(c)Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date that is 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the immediately preceding Business Day).
(d)Additional Commitment Lenders. The Borrower shall have the right, but shall not be obligated, on or before the applicable Maturity Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Credit Agreement in place thereof, one or more banks, financial institutions or other entities (each, an “Additional Commitment Lender”) reasonably acceptable to the Administrative Agent, each Issuing Bank and the Swing Line Lender in accordance with the procedures provided in Section 11.20, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 11.3, with the Borrower or the Additional Commitment Lender obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the applicable Maturity Date for such Non-Extending Lender, assume the Commitment of the Non-Extending Lender (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date). Prior to any Non-Extending Lender being replaced by one or more Additional Commitment Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Borrower (which notice shall set forth such Lender’s new Maturity Date as requested by the Borrower), to become an Extending Lender. The Administrative Agent may effect such amendments to this Credit Agreement as are reasonably necessary to provide for any such extensions with the consent of the Borrower but without the consent of any other Lenders.
(e)If (and only if) the total of the Commitments of the Lenders that have agreed to extend their Existing Maturity Date and the new or increased Commitments of any Additional Commitment Lenders is more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Existing Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date that is one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the immediately preceding Business Day) and each Additional Commitment Lender that is not already a Lender shall thereupon become a “Lender” for all purposes of this Credit Agreement and shall be bound by the provisions of this Credit Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder. For purposes of clarity, it is acknowledged and agreed that the Maturity Date on any date of determination shall not be a date more than five (5) years after such date of determination, whether such determination is made before or after giving effect to any extension request made hereunder.
(f)Conditions to Effectiveness of Extension. Notwithstanding the foregoing, (x) no more than two (2) extensions of the Initial Maturity Date shall be permitted hereunder and (y) any extension of any Maturity Date pursuant to this Section 2.8 shall not be effective with respect to any Lender unless:
(i)no Default or Event of Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;
(ii)the representations and warranties of the Borrower set forth in this Credit Agreement are true and correct in all material respects (or in all respects if such representation is qualified by materiality or Material Adverse Effect) on and as of the applicable Extension Date and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(iii)Extending Lenders holding Commitments representing at least 50% of the Revolving Committed Amount agree to such request for extension of the Maturity Date; and
(iv)the Administrative Agent shall have received a certificate from the Borrower signed by a Financial Officer of the Borrower certifying the accuracy of the foregoing clauses (i) and (ii), and attaching resolutions adopted by the Borrower approving or consenting to such extension.
(g)Maturity Date for Non-Extending Lenders. It is understood and agreed that the Maturity Date relating to the Non-Extending Lenders shall remain unchanged and the repayment of all obligations owed to them pursuant to the Credit Documents and the termination of their Commitments shall occur on the then existing Maturity Date without giving effect to such extension request.
(h)Termination of Non-Extending Lender Commitment. On the Maturity Date of each Non-Extending Lender, (i) the Commitment of each Non-Extending Lender shall automatically terminate and (ii) the Borrower shall repay such Non-Extending Lender in accordance with Section 3.5 (and shall pay to such Non-Extending Lender all of the other Loans owing to it under this Credit Agreement) and after giving effect thereto shall prepay any other Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.14) to the extent necessary to keep outstanding Loans ratable with any revised Pro Rata Shares of the respective Lenders effective as of such date, and the Administrative Agent shall administer any necessary reallocation of the Credit Exposure (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Credit Agreement).
(i)Binding. This Section shall supersede any provisions in Section 3.7 or Section 11.6 to the contrary.
2.9Swing Line Loans.
(a)Availability. Subject to the terms and conditions of this Credit Agreement, the Swing Line Lender shall make Swing Line Loans to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date; provided that after giving effect to any amount requested, (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding L/C Obligations plus the aggregate principal amount of Swing Line Loans shall not exceed the Revolving Committed Amount, (ii) with respect to each individual Lender, the sum of the aggregate principal amount of outstanding Revolving Loans of such Lender plus such Lender’s Pro Rata Share of the aggregate principal amount of outstanding L/C Obligations and Swing Line Loans shall not exceed such Lender’s Commitment and (iii) the aggregate amount of Swing Line Loans shall not at any time exceed the Swing Line Sublimit. Each Swing Line Loan shall be a Base Rate Loan or a Daily SOFR Rate Swing Line Loan. Notwithstanding the foregoing, the Swing Line Lender shall not be under any obligation to issue a Swing Line Loan if any Lender is at that time a Defaulting Lender, unless the Swing Line Lender has entered into arrangements, including the delivery of Cash Collateral, with the Borrower or such Lender to eliminate the Swing Line Lender’s actual or potential Fronting Exposure (after giving effect to Section 3.16(c)) with respect to the Defaulting Lender arising from the Swing Line Loan then proposed to be made and all other Swing Line Loans as to which the Swing Line Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(b)Refunding.
(i)Swing Line Loans shall be refunded by the Lenders on demand by the Swing Line Lender. Such refundings shall be made by the Lenders in accordance with their respective Pro Rata Shares and shall thereafter be reflected as Revolving Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Pro Rata Share of Revolving Loans as required to repay Swing Line Loans outstanding to the Swing Line Lender upon demand by the Swing Line Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its respective Pro Rata Share of a Swing Line Loan shall be affected by any other Lender’s failure to fund its Pro Rata Share of a Swing Line Loan, nor shall any Lender’s Pro Rata Share be increased as a result of any such failure of any other Lender to fund its Pro Rata Share of a Swing Line Loan.
(ii)The Borrower shall pay to the Swing Line Lender on demand the amount of such Swing Line Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swing Line Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swing Line Lender (up to the amount available therein) in order to immediately pay the Swing Line Lender the amount of such Swing Line Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swing Line Loans requested or required to be refunded. If any portion of any such amount paid to the Swing Line Lender shall be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Pro Rata Shares (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swing Line Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 11.1 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).
(iii)Each Lender acknowledges and agrees that its obligation to refund Swing Line Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 5. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swing Line Loans pursuant to this Section, one of the events described in Section 9.1(e) shall have occurred, each Lender will, on the date the applicable Revolving Loan would have been made, purchase an undivided Participation Interest in the Swing Line Loan to be refunded in an amount equal to its Pro Rata Share of the aggregate amount of such Swing Line Loan. Each Lender will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its Participation Interest and upon receipt thereof the Swing Line Lender will deliver to such Lender a certificate evidencing such Participation Interest dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s Participation Interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its Participation Interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Participation Interest was outstanding and funded).
(c)Requests for Borrowing of Swing Line Loans. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit 2.9(d) (a “Notice of Swing Line Borrowing”) not later than 12:00 noon on the same Business Day as each Swing Line Loan, of its intention to borrow, specifying (i) the date of such borrowing, which shall be a Business Day, (ii) the amount of such borrowing, which shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof and (iii) whether such Swing Line Loan will accrue interest at the Adjusted Base Rate or Adjusted Daily Simple SOFR. A Notice of Swing Line Borrowing received after 12:00 noon shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Swing Line Borrowing.
(d)Disbursement of Swing Line Loans. Not later than 1:00 p.m. on the proposed borrowing date, the Swing Line Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swing Line Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by wiring such proceeds to the deposit account of the Borrower identified in the most recent Account Designation Letter delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time.
(e)Repayment of Swing Line loans and Participations.
(i)If outstanding Swing Line Loans have not been refinanced with Revolving Loans pursuant to Section 2.9(b) hereof, Swing Line Loans shall be due and payable within fourteen (14) days following the making of such Swing Line Loan.

(ii)At any time after any Lender has purchased and funded a Participation Interest in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by such Swing Line Lender.
(iii)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in this Credit Agreement (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Lender shall pay to such Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Borrower Obligations and the termination of this Credit Agreement.
(f)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans on the first Business Day after the end of each calendar month. Until each Lender funds its Revolving Loan or Participation Interest pursuant to this Section 2.9 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.
(g)Payments Directly to Swing Line Lenders. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
(h)Swing Line Note. At the request of the Swing Line Lender, any Swing Line Loans made by the Swing Line Lender shall be evidenced by a duly executed promissory note of the Borrower to the Swing Line Lender in substantially the form of Exhibit 2.9.
SECTION 3

GENERAL PROVISIONS APPLICABLE
TO LOANS
3.1Interest.
(a)Interest Rate. Subject to Sections 3.1(b), (i) all Base Rate Loans shall accrue interest at the Adjusted Base Rate, (ii) all SOFR Loans shall accrue interest at Adjusted Term SOFR plus the Applicable Percentage and (iii) all Swing Line Loans shall bear interest at the Adjusted Base Rate or the Adjusted Daily Simple SOFR, as requested by the Borrower.
(b)Default Rate of Interest.
(i)After the occurrence, and during the continuation, of an Event of Default pursuant to Section 9.1(a), the principal of and, to the extent permitted by Law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at the Default Rate.
(ii)After the occurrence, and during the continuation, of an Event of Default (other than an Event of Default pursuant to Section 9.1(a)), at the request of the Required Lenders, the principal of and, to the extent permitted by Law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at the Default Rate.
(c)Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.
3.2Payments Generally.
(a)No Deductions; Place and Time of Payments. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. Each payment to the Administrative Agent on account of the principal of or interest on the Swing Line Loans or of any fee, commission or other amounts payable to the Swing Line Lender shall be made in like manner, but for the account of the Swing Line Lender. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Notwithstanding the foregoing, if there exists a Defaulting Lender, each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 3.16.
(b)Payment Dates. Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(c)Advances by Administrative Agent. Unless the Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
(i)if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and
(ii)if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
(d)Several Obligations. The obligations of the Lenders hereunder to make Revolving Loans and to fund or purchase Participation Interests are several and not joint. The failure of any Lender to make any Revolving Loan or to fund or purchase any Participation Interest on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan or fund or purchase its Participation Interest.
(e)Funding Offices. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
3.3Prepayments.
(a)Voluntary Prepayments. The Borrower shall have the right to prepay its outstanding Revolving Loans or Swing Line Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) all prepayments under this Section 3.3(a) shall be subject to Section 3.14, (ii) SOFR Loans may only be prepaid on three Business Days’ prior written notice to the Administrative Agent, (iii) each such partial prepayment of SOFR Loans shall be in the minimum principal amount of $5,000,000 and integral multiples of $1,000,000, (iv) each such partial prepayment of Base Rate Loans shall be in the minimum principal amount of $500,000 and integral multiples of $100,000, (v) each such partial prepayment of Swing Line Loans shall be in the minimum principal amount of $100,000 and integral multiples of $100,000 or, in the case of clauses (iii), (iv) and (v), if less than such minimum amounts, the entire principal amount thereof then outstanding. Amounts prepaid pursuant to this Section 3.3(a) shall be applied as the Borrower may elect based on the Lenders’ Pro Rata Shares; provided, however, if the Borrower fails to specify, such prepayment shall be applied by the Administrative Agent, subject to Section 3.7, in such manner as it deems reasonably appropriate.
(b)Mandatory Prepayments. If at any time (i) the sum of the aggregate principal amount of Revolving Loans outstanding plus the aggregate principal amount of L/C Obligations outstanding plus the aggregate principal amount of Swing Line Loans outstanding exceeds the Revolving Committed Amount, (ii) the aggregate principal amount of L/C Obligations outstanding exceeds the Letter of Credit Sublimit or (iii) the aggregate principal amount of Swing Line Loans outstanding exceeds the Swing Line Sublimit, the Borrower shall immediately make a principal payment on the Loans to the Administrative Agent and/or Cash Collateralize outstanding L/C Obligations in a manner, in an amount and in Dollars as is necessary to be in compliance with Sections 2.1, 2.2 and 2.9, as applicable, and as directed by the Administrative Agent. All amounts required to be prepaid pursuant to this Section 3.3(b) shall be applied first to Swing Line Loans pro rata among all outstanding Swing Line Loans (first to Base Rate Loans and then to Daily SOFR Rate Swing Line Loans), second to Revolving Loans bearing interest as determined by the Base Rate, third to SOFR Loans in direct order of Interest Period maturities and fourth to Cash Collateralize outstanding L/C Obligations. All prepayments pursuant to this Section 3.3(b) shall be subject to Section 3.14.

3.4Fees.
(a)Commitment Fees. In consideration of the Revolving Committed Amount being made available by the Lenders hereunder, the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of each Lender based on its Pro Rata Share, a per annum fee equal to the daily average sum of the Applicable Percentage for Commitment Fees for each day during the period of determination multiplied by the Unused Revolving Commitment for each such day (the “Commitment Fees”). The Commitment Fees shall commence to accrue on the Closing Date and shall be due and payable in arrears on the third Business Day after the end of each Fiscal Quarter (as well as on the Maturity Date and on any date that the Revolving Committed Amount is reduced) for the Fiscal Quarter (or portion thereof) then ending, beginning with the first of such dates to occur after the Closing Date. For purposes of clarification, Swing Line Loans shall not be considered usage of the Revolving Committed Amount for the purpose of calculating the Commitment Fees.
(b)RESERVED.
(c)L/C Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a fee for each Letter of Credit issued at its request at a rate per annum equal to the Applicable Percentage for L/C Fees times the daily maximum amount available to be drawn under such Letter of Credit (the “L/C Fees”). The L/C Fees shall be computed on a quarterly basis in arrears and shall be due and payable on the third Business Day after the end of each Fiscal Quarter (as well as on the Letter of Credit Expiration Date) for the Fiscal Quarter (or portion thereof) then ending, beginning with the first of such dates to occur after the issuance of such Letter of Credit.
(d)Administrative Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, an annual fee as agreed to between the Borrower and the Administrative Agent (the “Administrative Fees”) in the Fee Letter.
3.5Payment in full at Maturity.
Subject to the terms of Section 2.8, on the Maturity Date, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest and all fees and other sums owing under the Credit Documents, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2; provided that if the Maturity Date is not a Business Day, then such principal, interest, fees and other sums shall be due and payable in full on the next preceding Business Day.
3.6Computations of Interest and Fees.
(a)Calculation of Interest and Fees. Except for Base Rate Loans that are based upon the Prime Rate, in which case interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and including the first date of Borrowing (or continuation or conversion) to but excluding the last day occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)Usury. It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury Law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any

Borrower Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes, under the First Mortgage Bonds or otherwise, exceed the maximum nonusurious amount permissible under applicable Law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this subsection and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable Law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable Law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to accelerate the payment of any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of the Loans does not exceed the maximum nonusurious amount permitted by applicable Law.
3.7Pro Rata Treatment.
Except to the extent otherwise provided herein, each Borrowing, each payment or prepayment of principal of any Loan, each L/C Credit Extension, each payment of interest, each payment of fees (other than administrative fees paid to the Administrative Agent and fronting, documentary and processing fees paid to the applicable L/C Issuer), each conversion or continuation of any Revolving Loans and each reduction in the Revolving Committed Amount, shall be allocated pro rata among the relevant Lenders in accordance with their Pro Rata Shares; provided that, if any Lender shall have failed to pay its Pro Rata Share of any Revolving Loan or fund or purchase its Participation Interest, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.7 shall instead be payable to the Administrative Agent until the share of such Revolving Loan or such Participation Interest not funded or purchased by such Lender has been repaid, and the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the L/C Issuers to satisfy such Lender’s obligations to pay its Pro Rata Share of any Loan or fund or purchase its Participation Interest and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender to pay its Pro Rata Share of any Loan or fund or purchase its Participation Interest; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion. In the event any principal, interest, fee or other amount paid to any Lender pursuant to this Credit Agreement or any other Credit Document is rescinded or must otherwise be returned by the Administrative Agent, (a) such principal, interest, fee or other amount that had been satisfied by such payment shall be revived, reinstated and continued in full force and effect as if such payment had not occurred and (b) such Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the Federal Funds Rate if repaid within two (2) Business Days after such request and thereafter the Base Rate.

3.8Sharing of Payments.
The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Revolving Loan, any Swing Line Loan, any L/C Obligations or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Law or other similar Law or otherwise, or by any other means, in excess of its Pro Rata Share of such payment as provided for in this Credit Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Revolving Loans, Swing Line Loans, L/C Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their Pro Rata Shares. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be returned, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise returned. The Borrower agrees that (a) any Lender so purchasing such a participation may, to the fullest extent permitted by Law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Revolving Loan, Swing Line Loan, L/C Obligations or other obligation in the amount of such participation and (b) the Borrower Obligations that have been satisfied by a payment that has been rescinded or otherwise returned shall be revived, reinstated and continued in full force and effect as if such payment had not occurred. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to any other Lender an amount payable by such Lender or the Administrative Agent to such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable Debtor Relief Law or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim. Notwithstanding the foregoing, if there exists a Defaulting Lender, all amounts received by such Defaulting Lender shall be applied in accordance with Section 3.16.
3.9Capital Adequacy.
If any Lender or any L/C Issuer determines that any Change in Law has or would have the effect of reducing the rate of return on the capital or assets of such Lender or L/C Issuer or any corporation controlling such Lender or L/C Issuer as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or L/C Issuer could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy, liquidity requirements and such Lender’s or L/C Issuer’s desired return on capital), then from time to time upon demand of such Lender or L/C issuer (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender or L/C Issuer such additional amounts as will compensate such Lender or L/C Issuer for such reduction; provided that such determination to charge such additional amounts to the Borrower shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with other similarly situated customers of the applicable Lender or L/C Issuer after consideration of such factors as such Lender then reasonably determines to be relevant.

3.10Inability to Determine Rates; Benchmark Replacement.
(a)Temporary Inability to Determine Rates. If (A) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable, cannot be determined pursuant to the definition thereof or (B) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan, or in connection with any request for a Daily SOFR Rate Swing Line Loan that Adjusted Daily Simple SOFR for any requested Interest Period with respect to a proposed Swing Line Loan, in either case, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, in each case of (A) and (B), on or prior to the first day of any Interest Period, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, (i) any obligation of the Lenders to make or continue SOFR Loans or Daily SOFR Rate Swing Line Loans or to convert Base Rate Loans to SOFR Loans shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent revokes such notice and (ii) if such determination affects the calculation of the Base Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or Daily SOFR Rate Swing Line Loans (to the extent of the affected SOFR Loans, Daily SOFR Rate Swing Line Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans (or, in the case of any requested Daily SOFR Rate Swing Line Loan, a Swing Line Loan bearing interest at the Adjusted Base Rate) in the amount specified therein, (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (iii) any outstanding affected Daily SOFR Rate Swing Line Loans will be deemed to have been immediately converted into Swing Line Loans bearing interest at the Adjusted Base Rate. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.14. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.
(b)Permanent Inability to Determine Rate; Benchmark Replacement.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Credit Agreement to replace the Term SOFR Reference Rate or then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of Adjusted Term SOFR with a Benchmark Replacement pursuant to this Section 3.10(b) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative

Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Credit Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.10(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.10(b).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or incompliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Daily SOFR Rate Swing Line Loan or SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans (or, in the case of any requested Daily SOFR Rate Swing Line Loan, a Swing Line Loan bearing interest at the Adjusted Base Rate). During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon Adjusted Term SOFR (or then-current Benchmark) will not be used in any determination of Base Rate.

3.11Illegality.
If any Lender determines that any Requirement of Law (including any Change in Law) has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund SOFR Loans or to determine or charge interest rates based upon Adjusted Term SOFR, or the making, maintaining or funding of SOFR Loans would conflict with any thereof not having the force of law but with which such Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the availability of Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand to the Borrower from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted, together with any amounts due with respect thereto pursuant to Section 3.14.
3.12Changes in Law; Reserves on SOFR Loans.
(a)Changes in Law. If any Lender or L/C Issuer determines (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender after consideration of such factors as such Lender or L/C Issuer then reasonably determines to be relevant) that as a result of any Change in Law or other circumstances adversely affecting the availability of Term SOFR, there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining Loans or issuing, participating in or maintaining Letters of Credit, or a reduction in the amount received or receivable by such Lender or L/C Issuer in connection with any of the foregoing (excluding for purposes of this Section 3.12 any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes covered by Section 3.13 and the imposition of or a change in the rate of any Excluded Taxes) and (ii) reserve requirements contemplated by subsection (b) below), then from time to time, upon written demand of such Lender or L/C Issuer (through the Administrative Agent), the Borrower shall pay to such Lender or L/C Issuer such additional amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction in yield.
(b)Reserves. The Borrower shall pay to each Lender (to the extent such Lender has not otherwise been compensated therefor hereunder), as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Benchmark-denominated funds or deposits, additional interest on the unpaid principal amount of each SOFR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), which, shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.
3.13Taxes.
(a)Withholding of Taxes; Gross-Up. Each payment by the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by applicable law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required under applicable law to deduct for or withhold Taxes, then such Withholding Agent may make such deduction or so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that, net of such deduction or withholding (including such deduction or withholding applicable to additional amounts payable under this Section 3.13), the applicable Recipient receives the amount it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)Evidence of Payment. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Credit Document (including amounts paid or payable under this Section 3.13(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.13(d) shall be paid within 10 days after the Recipient delivers to the Borrower a written certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for (i) any Indemnified Taxes (only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Credit Document, (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.3(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.13(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f)Status of Lenders.
(i)Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding

(including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.13(f)(ii)(a) through (e) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 3.13(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii)Without limiting the generality of the foregoing, each Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(a)in the case of a Lender that is a U.S. Person, executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(b)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Credit Agreement, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(c)in the case of a Non-U.S. Lender for whom payments under this Credit Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, executed originals of IRS Form W-8ECI;
(d)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) executed originals of IRS Form W-8BEN or W-8BEN-E and (2) a certificate substantially in the form of Exhibit 3.13 (a “U.S. Tax Certificate”) to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
(e)in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Credit Agreement (including a partnership or a participating Lender) (1) executed originals of IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (a), (b), (c), (d) and (f) of this Section 3.13(f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
(f)any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(iii)If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.13(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.13 (including additional amounts paid pursuant to this Section 3.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.13(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 3.13(g) to the extent such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 3.13(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
(h)Defined Terms. For purposes of this Section 3.13, the term “Lender” includes the L/C Issuers and the term “applicable law” includes FATCA.
3.14Compensation.
Upon the written demand of any Lender, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any out-of-pocket loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any SOFR Loan of the Borrower on a day other than the last day of the Interest Period for such SOFR Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a SOFR Loan) to prepay, borrow, continue or convert any SOFR Loan on the date or in the amount previously requested by the Borrower.
The amount each such Lender shall be compensated pursuant to this Section 3.14 shall include, without limitation, (i) any out-of-pocket loss incurred by such Lender in connection with the re-employment of funds prepaid, repaid, not borrowed or paid, as the case may be and (ii) any reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel) incurred and reasonably attributable thereto.
3.15Determination and Survival of Provisions.
All determinations by the Administrative Agent or a Lender of amounts owing under Sections 3.9 through 3.14, inclusive, shall, absent manifest error, be conclusive and binding on the parties hereto and all amounts owing thereunder shall be due and payable within ten Business Days of demand therefor. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. Sections 3.9 through 3.14, inclusive, shall survive the termination of this Credit Agreement and the payment of all Borrower Obligations.
3.16Defaulting Lenders.
Notwithstanding any provision of this Credit Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.4(a);
(b)the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modifications pursuant to Section 11.6); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(c)if any Swing Line Loans or L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:
(i)all or any part of the Participation Interest in Swing Line Loans and L/C Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Share but only to the extent (x) that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Credit Exposure to exceed its Commitment and (y) the conditions set forth in Section 5.1 are satisfied at such time;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay all Swing Line Loans and (y) second, cash collateralize such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.2(g) for so long as such L/C Obligations is outstanding;
(iii)if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to Section 3.16(c)(ii), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.4(c) with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations is cash collateralized;
(iv)if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to this Section 3.16(c), then the fees payable to the Lenders pursuant to Section 3.4(a) and Section 3.4(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and
(v)if any Defaulting Lender’s L/C Obligations are neither cash collateralized nor reallocated pursuant to this Section 3.16(c), then, without prejudice to any rights or remedies of the L/C Issuers or any Lender hereunder, all letter of credit fees payable under Section 3.4(c) with respect to such Defaulting Lender’s L/C Obligations shall be payable to the applicable L/C Issuer until such L/C Obligations are cash collateralized and/or reallocated; and
(d)so long as any such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the L/C Issuers shall not be required to issue, amend or increase any Letter of Credit, unless the Swing Line Lender or the applicable L/C Issuer is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 3.16(c), and participating interests in any such newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 3.16(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Lender or any L/C Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan and such LC Issuer shall not be required to issue or modify any Letter of Credit, unless the Swing Line Lender or such L/C Issuer, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swing Line Lender or such L/C Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower, the Swing Line Lender and the L/C Issuers each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Participation Interests in the Swing Line Loans and the L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.
3.17Designation of a Different Lending Office
If any Lender requests compensation under Section 3.09 or Section 3.12, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the Swing Line Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.13, or if any Lender gives a notice pursuant to Section 3.11, then at the request of the Borrower such Lender, the Swing Line Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different

Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, the Swing Line Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.09, 3/12 or 3.13, as the case may be, in the future or eliminate the need for the notice pursuant to Section 3.11, as applicable and (ii) in each case, would not subject such Lender, the Swing Line Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, the Swing Line Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.
SECTION 4

CONDITIONS PRECEDENT TO CLOSING
4.1Closing Conditions.
The obligation of the Lenders to enter into this Credit Agreement and make the initial Loans is subject to satisfaction of the following conditions:
(a)Executed Credit Documents. Receipt or continued possession by the Administrative Agent of duly executed copies of: (i) this Credit Agreement, (ii) the requested Notes, (iii) the First Mortgage Bonds in an aggregate face amount not less than $75,000,000, (iv) and (v) all other Credit Documents, each in form and substance reasonably acceptable to the Lenders in their sole discretion.
(b)Authority Documents. Receipt by the Administrative Agent of the following:
(i)Organizational Documents. Copies of the articles of incorporation of the Borrower, certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation and copies of the bylaws of the Borrower, certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct as of the Closing Date.
(ii)Resolutions. Copies of resolutions of the board of directors of the Borrower approving and adopting this Credit Agreement and the other Credit Documents to which it is a party, the transactions contemplated herein and therein and authorizing execution and delivery hereof and thereof, certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct and in full force and effect as of the Closing Date.
(iii)Good Standing. A copy of a certificate of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation.
(iv)Incumbency. An incumbency certificate of the Borrower certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct as of the Closing Date.
(c)Opinions of Counsel. Receipt by the Administrative Agent of opinions of counsel to the Borrower (which may include in-house counsel with respect to matters of Texas law), in form and substance acceptable to the Administrative Agent, addressed to the Administrative Agent and the Lenders and dated as of the Closing Date.

(d)Financial Statements. Receipt by the Administrative Agent of a copy of (i) the annual consolidated financial statements (including balance sheets, income statements and cash flow statements) of the Parent and its Subsidiaries for the Fiscal Year 2021, audited by independent public accountants of recognized national standing, and (ii) such other financial information regarding the Borrower as the Administrative Agent may reasonably request. The Administrative Agent acknowledges that the items described in clause (i) above have been posted on the Borrower’s website at the website address listed on Schedule 11.1 and are therefore deemed to have been received by the Administrative Agent.
(e)Due Diligence. The Administrative Agent and the Lenders shall have completed all due diligence with respect to the Borrower and its Subsidiaries and the transactions contemplated by this Credit Agreement and the other Credit Documents and the FMB Mortgage Documents, in scope and determination reasonably satisfactory to the Administrative Agent and the Lenders.
(f)Material Adverse Effect. Since December 31, 2021, except as disclosed in the SEC Reports (i) there shall have been no development or event relating to or affecting the Borrower or any of its Subsidiaries that has had or would be reasonably expected to have a Material Adverse Effect and (ii) no Material Adverse Change in the facts and information regarding the Borrower and its Subsidiaries shall have occurred.
(g)RESERVED.
(h)Litigation. There shall not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against the Borrower or any of its Subsidiaries except as disclosed in the SEC Reports.
(i)Consents. All necessary governmental, shareholder and third party consents and approvals, if any, with respect to this Credit Agreement and the Credit Documents and the FMB Mortgage Documents and the transactions contemplated herein and therein have been received (except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required to enforce the Lien of the FMB Mortgage Documents, exercise remedies under the FMB Mortgage Documents, or use, operate, assign, lease or transfer property of the Borrower in connection therewith), and no condition or Requirement of Law exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated hereby and by the other Credit Documents and the FMB Mortgage Documents.
(j)Officer’s Certificates. Receipt by the Administrative Agent of a certificate or certificates executed by an Authorized Officer of the Borrower as of the Closing Date stating that (i) the Borrower and each of its Subsidiaries are in compliance in all material respects with all existing material financial obligations and all material Requirements of Law, (ii) there does not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against the Borrower or any of its Subsidiaries, except as disclosed in the SEC Reports (iii) the financial statements and information delivered to the Administrative Agent on or before the Closing Date were prepared in good faith and in accordance with GAAP and (iv) immediately after giving effect to this Credit Agreement, the other Credit Documents and the FMB Mortgage Documents and all the transactions contemplated herein or therein to occur on such date, (A) the Borrower is Solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents and the FMB Mortgage Documents are true and correct in all material respects, (D) since December 31, 2021, except as disclosed in the SEC Reports, there has been no development or event relating to or affecting the Borrower or any of its Subsidiaries that has had or would be reasonably expected to have a Material Adverse Effect and there exists no event, condition or state of facts that would result in or reasonably be expected to result in a Material Adverse Change and (E) the Borrower is in compliance with the financial covenant set forth in Section 7.2, as of December 31, 2021, as demonstrated in the Covenant Compliance Worksheet attached to such certificate.
(k)Fees and Expenses. Unless waived by the Person entitled thereto, payment by the Borrower of all fees and expenses owed by it to the Administrative Agent, the Arranger and the Lenders on or before the Closing Date, including, without limitation, as set forth in the Fee Letter.
(l)FMB Mortgage Documents. To the extent requested by the Administrative Agent, copies of each document (including any Uniform Commercial Code financing statement) required by the FMB Mortgage Documents to be filed, registered or recorded in order to create in favor of the First Mortgage Bond Trustee for the benefit of the holders of the First Mortgage Bonds, including the Administrative Agent, for the benefit of the Lenders, a valid direct first deed of trust lien and security interest on the Mortgaged Property, in each case, in proper form for filing, registration or recordation.
(m)Beneficial Ownership. At least five days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower must deliver a Beneficial Ownership Certification in relation to the Borrower.
(n)Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.
Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 5

CONDITIONS TO ALL EXTENSIONS OF CREDIT
5.1Funding Requirements.
In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make Loans and the L/C Issuers shall not be obligated to issue or amend Letters of Credit unless:
(a)Notice. The Borrower shall have delivered (i) in the case of any new Revolving Loan, a Notice of Revolving Borrowing, duly executed and completed, by the time specified in Section 2.1, (ii) in the case of any Letter of Credit, a Letter of Credit Application, duly executed and completed, by the time specified in Section 2.2. and (iii) in the case of any new Swing Line Loan, a Notice of Swing Line Borrowing, duly executed and completed, by the time specified in Section 2.9.
(b)Representations and Warranties. The representations and warranties made by the Borrower in any Credit Document (other than the representation and warranties in Section 6.7(a) (but only with respect to clause (a) of the definition of Material Adverse Effect) and Section 6.9 of the Credit Agreement) and, except during any FMB Release Period, the FMB Mortgage are true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality or Material Adverse Effect or Material Adverse Change shall be true and correct in all respects) at and as if made as of such date except to the extent they expressly and exclusively relate to an earlier date.

(c)No Default. No Default or Event of Default shall exist and be continuing either prior to or after giving effect to such Credit Extension.
(d)Availability. Immediately after giving effect to such Credit Extension (and the application of the proceeds thereof), (i) the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding L/C Obligations plus the aggregate principal amount of outstanding Swing Line Loans shall not exceed the Revolving Committed Amount, (ii) with respect to each individual Lender, the sum of outstanding principal amount of Revolving Loans of such Lender plus such Lender’s Pro Rata Share of the outstanding principal amount of L/C Obligations and Swing Line Loans shall not exceed such Lender’s Pro Rata Share of the Revolving Committed Amount, (iii) the aggregate amount of L/C Obligations shall not exceed the Letter of Credit Sublimit and (iv) the aggregate amount of Swing Line Loans shall not exceed the Swing Line Sublimit.
The delivery of each Notice of Borrowing or a Letter of Credit Application shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and (d) above.
SECTION 6

REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Credit Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:
6.1Organization and Good Standing.
The Borrower and its Subsidiaries (a) are duly organized, validly existing and in good standing under the laws of the respective jurisdictions of their organization, (b) are duly qualified and in good standing as a foreign entity authorized to do business in every other jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) have the requisite power and authority to own their respective properties and to carry on their respective business as now conducted and as proposed to be conducted.
6.2Due Authorization.
The Borrower and any of its Subsidiaries party to any Credit Document (a) has the requisite power and authority to execute, deliver and perform this Credit Agreement, the FMB Mortgage and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for and (b) has been authorized by all necessary action to execute, deliver and perform this Credit Agreement, the FMB Mortgage and the other Credit Documents to which it is a party.
6.3No Conflicts.
Neither the execution and delivery of this Credit Agreement, the FMB Mortgage and the other Credit Documents, nor the consummation of the transactions contemplated herein and therein, nor performance of and compliance with the terms and provisions hereof and thereof by the Borrower will (a) violate or conflict with any provision of its organizational documents, (b) violate, contravene or conflict with any law, regulation (including without limitation, Regulation U and Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which would have or would be reasonably expected to have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties (except the Lien of the FMB Mortgage Documents in favor of the First Mortgage Bond Trustee).
6.4Consents.
No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Credit Agreement, the FMB Mortgage or any of the other Credit Documents that has not been obtained or completed, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required to enforce the Lien of the FMB Mortgage Documents, exercise remedies under the FMB Mortgage Documents, or use, operate, assign, lease or transfer property of the Borrower in connection therewith.
6.5Enforceable Obligations.
This Credit Agreement, the FMB Mortgage and the other Credit Documents to which it is a party have been duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by Debtor Relief Laws or similar laws affecting creditors’ rights generally or by general equitable principles.
6.6Financial Condition.
The financial statements delivered to the Lenders pursuant to Section 4.1(d) and pursuant to Sections 7.1(a) and (b): (i) have been prepared in accordance with GAAP except that the quarterly financial statements are subject to year-end adjustments and have fewer footnotes than annual statements and (ii) present fairly the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods. No opinion provided with respect to the Borrower’s financial statements pursuant to Section 7.1 (or as to any prior annual financial statements) has been withdrawn.
6.7No Material Change.
(a)Since December 31, 2021, except as disclosed in the SEC Reports there has been no development or event relating to or affecting the Borrower or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect.
(b)Since December 31, 2021, there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of its business or property, and no purchase or other acquisition by the Borrower or any of its Subsidiaries of any business or property (including the Capital Stock of any other Person) material in relation to the financial condition of the Borrower or any of its Subsidiaries, in each case which is not (i) reflected in the most recent financial statements delivered to the Lenders pursuant to Section 4.1(d) or 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Credit Agreement and communicated to the Lenders.
6.8No Default.
Neither the Borrower nor any of its Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default presently exists and is continuing.
6.9Litigation.
Except as disclosed in the SEC Reports, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect.
6.10Taxes.
The Borrower and its Subsidiaries have filed, or caused to be filed, all material Tax returns (federal, state, local and foreign) required to be filed and paid all amounts of Taxes shown thereon to be due (including interest and penalties) and has paid all other Taxes, fees, assessments and other governmental charges (including mortgage recording Taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such Taxes (i) the amount of which, individually or in the aggregate, is not material or (ii) which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.
6.11Compliance with Law.
The Borrower and its Subsidiaries are in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties, unless such failure to comply would not have or would not reasonably be expected to have a Material Adverse Effect.
6.12ERISA.
Except as would not result or reasonably be expected to result in a Material Adverse Effect:
(a)During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Borrower, no event or condition has occurred or exists as a result of which any ERISA Event would be reasonably expected to occur, with respect to any Plan; (ii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iii) no Lien in favor or the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.
(b)The actuarial present value of all “benefit liabilities” under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities, except as disclosed in the Borrower’s financial statements.
(c)Neither the Borrower, its Subsidiaries nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower, is reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower, its Subsidiaries, nor any ERISA Affiliate has received any notification that any Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no

Multiemployer Plan is, to the best knowledge of the Borrower, reasonably expected to be insolvent or terminated.
(d)No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or would be reasonably likely to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.
(e)The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower, its Subsidiaries, and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the financial statements referenced in Section 7.1 in accordance with FASB 106.
(f)Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.
6.13Use of Proceeds; Margin Stock.
The proceeds of the Credit Extensions to the Borrower hereunder will be used solely for the purposes specified in Section 7.9. None of such proceeds will be used (a) for the purpose of (i) purchasing or carrying any Margin Stock, (ii) reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock, or (iii) any other purpose that might constitute this transaction a “purpose credit” within the meaning of Regulation U or (b) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.
6.14Government Regulation.
The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.
6.15Solvency.
The Borrower is and, after the consummation of the transactions contemplated by this Credit Agreement, will be Solvent.
6.16Disclosure.
Neither this Credit Agreement nor any financial statements delivered to the Administrative Agent or the Lenders nor any other document, certificate or statement furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading.

6.17Environmental Matters.
Except as would not result or reasonably be expected to result in a Material Adverse Effect: (a) each of the properties of the Borrower and its Subsidiaries (the “Properties”) and all operations at the Properties are in substantial compliance with all applicable Environmental Laws, (b) there is no undocumented or unreported violation of any Environmental Law with respect to the Properties or the businesses operated by the Borrower and its Subsidiaries (the “Businesses”) that the Borrower is aware of, and (c) there are no conditions relating to the Businesses or Properties that have given rise to or would reasonably be expected to give rise to a liability under any applicable Environmental Laws.
6.18First Mortgage Bonds Validly Issued.
The First Mortgage Bonds have been duly authorized and executed by the Borrower, authenticated by the First Mortgage Bond Trustee in accordance with the FMB Mortgage and the Third Supplemental Indenture and validly issued and delivered, pursuant to the terms of the FMB Delivery Agreement, to the Administrative Agent, and the First Mortgage Bonds constitute valid and binding obligations of the Borrower entitled to the benefits and security of the FMB Mortgage and the Third Supplemental Indenture and are enforceable against the Borrower in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The FMB Mortgage, as supplemented by the Third Supplemental Indenture, complies as to form with the requirements of the Trust Indenture Act of 1939, as amended. The First Mortgage Bonds are not required to be registered under the Securities Act. The issuance to the Administrative Agent of the First Mortgage Bonds as described in this Credit Agreement did and does not violate any provision of the FMB Mortgage, as supplemented by the Third Supplemental Indenture. In addition, the issuance to the Administrative Agent of the First Mortgage Bonds as described in this Credit Agreement did and does not violate any provision of any other agreement or instrument or any law or regulation, or judicial or regulatory order, judgment or decree to which the Borrower or any of its Subsidiaries is a party or by which any of the foregoing is bound, the violation of which would have or would be reasonably expected to have a Material Adverse Effect. Notwithstanding anything herein to the contrary, this Section 6.18 shall not apply during any FMB Release Period.
6.19First Priority Mortgage.
The Borrower has good and indefeasible title to (or valid rights to lease or use, by easement or otherwise) all real property comprising the Mortgaged Property, and good and valid title to (or valid rights to use, by easement or otherwise) all fixtures and personal property comprising the Mortgaged Property, and (i) all such Mortgaged Property is subject to the Lien of the FMB Mortgage Documents, and (ii) all such Mortgaged Property acquired by the Borrower after the respective dates of the FMB Mortgage and the Third Supplemental Indenture have become or will, upon such acquisition, become, subject to the Lien thereof. The FMB Mortgage constitutes a valid direct first deed of trust lien and security interest upon all Mortgaged Property, subject only to “Permitted Liens” (as such term is defined in the FMB Mortgage). The rights, powers, Liens and privileges purported to be created pursuant to the FMB Mortgage Documents in favor of the Administrative Agent, as the holder of the First Mortgage Bonds for the benefit of the Lenders, shall be equal and ratable with the holders of other bonds issued pursuant to the FMB Mortgage Documents. Notwithstanding anything herein to the contrary, this Section 6.19 shall not apply during any FMB Release Period.
6.20Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and Agents with Anti-Corruption Laws and applicable Sanctions.

The Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and Agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any Agent of the Borrower or any Subsidiary that will act in any capacity in connection with or will benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transactions of the Borrower or any Subsidiary pursuant to or in connection with this Credit Agreement will violate any Anti-Corruption Law or applicable Sanctions.
6.21Affected Financial Institutions. The Borrower is not an Affected Financial Institution.
6.22Beneficial Ownership. As of the Closing Date, the information included in any Beneficial Ownership Certification required to be delivered hereunder is true and correct in all respects.
SECTION 7

AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all of the Borrower Obligations:
7.1Information Covenants.
The Borrower will furnish, or cause to be furnished, to the Lenders:
(a)Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each Fiscal Year of the Borrower commencing with the 2022 Fiscal Year, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such Fiscal Year, together with the related consolidated statements of income and of cash flows for such Fiscal Year, setting forth in comparative form figures for the preceding Fiscal Year, all such financial information described above to be in reasonable form and detail and, in each case, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Required Lenders and whose opinion shall be furnished to the Lenders, and shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect.
(b)Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each Fiscal Quarter of the Borrower commencing with the Fiscal Quarter ending March 31, 2022 (other than the fourth Fiscal Quarter), a consolidated balance sheet and income statement of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, together with the related consolidated statement of income for such Fiscal Quarter and a year to date statement of cash flows, in each case setting forth in comparative form figures for the corresponding period of the preceding Fiscal Year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Required Lenders, and, in each case, accompanied by a certificate of a Financial Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of such Person and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and except that the quarterly financial statements have fewer footnotes than annual statements.
(c)Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections  7.1(a) and 7.1(b) above, a certificate of a Financial Officer substantially in the form of

Exhibit 7.1(c): (i) setting forth calculations demonstrating compliance by the Borrower with the financial covenant set forth in Section 7.2 as of the end of such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.
(d)Reports. Notice of the filing by the Borrower of any Form 10-Q, Form 10-K or Form 8-K with the SEC promptly upon the filing thereof and copies of all financial statements, proxy statements, notices and reports as the Borrower shall send to its shareholders concurrently with the mailing of any such statements, notices or reports to its shareholders.
(e)Notices. Upon the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent within ten days of (i) the occurrence of a Default or Event of Default, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto, (ii) the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against the Borrower or any of its Subsidiaries which, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect, (B) one or more judgments, orders, or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $5,000,000 or more, in the aggregate or (C) the institution of any proceedings against the Borrower or any of its Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Law), the violation of which would have or would reasonably be expected to have a Material Adverse Effect and (iii) the First Mortgage Bond Trustee resigning as trustee under the FMB Mortgage.
(f)ERISA. Upon the Borrower, any of its Subsidiaries, or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly (and in any event within ten days) of any of the following which would result in or reasonably would be expected to result in a Material Adverse Effect: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably expected to lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower, any of its Subsidiaries, or any ERISA Affiliate, or of a determination that any Multiemployer Plan insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its Subsidiaries or ERISA Affiliates is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) a change in the funding status of any Plan, in each case together with a description of any such event or condition or a copy of any such notice and a statement by an officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken with respect thereto. Promptly upon request, the Borrower shall furnish the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).
(g)Debt Ratings. Prompt notice of any change in the Debt Ratings of the Borrower.
(h)Beneficial Ownership Certification. Any change in the information provided in any Beneficial Ownership Certification required to be delivered hereunder that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certifications.

(i)Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Lenders may reasonably request.
Documents required to be delivered pursuant to Section 7.1(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 11.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer’s Certificate required by Section 7.1(c) to the Administrative Agent. Except for such Officer’s Certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
7.2Financial Covenant.
The ratio of (i) Consolidated Indebtedness of the Borrower to (ii) Consolidated Capitalization of the Borrower shall be less than or equal to 0.65 to 1.0 as of the last day of any fiscal quarter of the Borrower.
7.3Preservation of Existence and Franchises.
(a)Except in a transaction permitted by Section 8.2, the Borrower will do (and will cause each of its Subsidiaries to do) all things necessary to preserve and keep in full force and effect its existence and material rights, franchises and authority.
(b)The Borrower will maintain (and will cause each of its Subsidiaries to maintain) its properties in good working order and condition and not waste or otherwise permit such properties to deteriorate, reasonable wear and tear excepted; provided that this Section 7.3(b) shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
7.4Books and Records.
The Borrower will keep (and will cause each of its Subsidiaries to keep) complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.5Compliance with Law.
(a)The Borrower will comply (and will cause each of its Subsidiaries to comply) with all laws (including, without limitation, all Environmental Laws and ERISA laws), rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its properties, if the failure to comply would have or would reasonably be expected to have a Material Adverse Effect.
(b)Without limiting clause (a) above, the Borrower will, and will cause each of its Subsidiaries to, ensure that no person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be a Sanctioned Person.
(c)The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and Agents with Anti-Corruption Laws and applicable Sanctions.
(d)The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act and applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Beneficial Ownership Regulation.
7.6Payment of Taxes and Other Indebtedness.
The Borrower will (and will cause each of its Subsidiaries to) pay, settle or discharge (a) all Taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Credit Agreement); provided, however, that the Borrower and its Subsidiaries shall not be required to pay any such Tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (ii) would have or would be reasonably expected to have a Material Adverse Effect.
7.7Insurance.
The Borrower will (and will cause each of its Subsidiaries to) at all times maintain in full force and effect insurance (including worker’s compensation insurance and general liability insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.
7.8Performance of Obligations.
The Borrower will perform (and will cause each of its Subsidiaries to perform) in all material respects all of its obligations under the terms of the Third Supplemental Indenture, the First Mortgage Bonds and all other material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

7.9Use of Proceeds.
The proceeds of the Credit Extensions may be used solely for working capital, letters of credit, capital expenditures and other lawful purposes of the Borrower. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees shall not use, and shall use commercially reasonable efforts to ensure that its Agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
7.10Audits/Inspections.
Upon reasonable notice and during normal business hours, the Borrower will permit representatives appointed by the Administrative Agent or the Lenders, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower’s property, including its books and records, its accounts receivable and inventory, the Borrower’s facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or such Lender or its representatives to investigate and verify the accuracy of information provided to it and to discuss all such matters with the officers, employees and representatives of the Borrower; provided that an officer or authorized agent of the Borrower shall be present during any such discussions between the officers, employees or representatives of the Borrower and the representatives of the Administrative Agent or any Lender.
SECTION 8

NEGATIVE COVENANTS
Unless otherwise approved in writing by the Required Lenders, the Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of the Borrower Obligations:
8.1Nature of Business.
The Borrower will not materially alter the character of its business from that conducted as of the Closing Date.
8.2Consolidation and Merger.
The Borrower will not (a) merge with or into any other Person or consummate a Division as the Dividing Person (other than in connection with the Merger Agreement) or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, so long as no Default or Event of Default shall exist or be caused thereby a Person may be merged or consolidated with or into the Borrower so long as the Borrower shall be the continuing or surviving Person.
8.3Sale or Lease of Assets.
The Borrower will not (nor will it permit its Subsidiaries to) sell, lease, transfer or otherwise dispose of, any of its assets (including, without limitation, all or substantially all of its assets, whether in one transaction or a series of related transactions and whether effected pursuant to a Division or otherwise) except (a) sales or other transfers of assets for fair value, if the aggregate value of all such transactions in any calendar year, does not exceed 25% of the book value of Total Assets of the Borrower, as calculated as of the end of the most recent Fiscal Quarter, and (b) sales, leases, transfers or other dispositions, at less than fair value, of any other assets of the Borrower and its Subsidiaries, provided that the aggregate book value of such assets shall not exceed $10,000,000 in any calendar year.
8.4Affiliate Transactions.
The Borrower will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate.
8.5Liens.
The Borrower will not (nor will it permit its Subsidiaries to) contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, securing any Indebtedness other than the following: (a) Liens securing Borrower Obligations, including Liens on cash or deposits granted in favor of the Swing Line Lender or a L/C Issuer to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carrier’s, landlords’ and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (j) any Lien created or arising over any property which is acquired, constructed or created by the Borrower or its Subsidiaries, but only if (i) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (ii) such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation, (iii) such Lien is confined solely to the property so acquired, constructed or created and any improvements thereto and (iv) the aggregate principal amount of all Indebtedness at any one time outstanding that is secured by such Liens shall not exceed $25,000,000, (k) any Lien on Margin Stock, (l)  the assignment of, or Liens on, demand, energy or wheeling revenues, or on capacity reservation or option fees, payable to the Borrower or any of its Subsidiaries with respect to any wholesale electric service or transmission agreements, the assignment of, or Liens on, revenues from energy services contracts, and the assignment of, or Liens on, capacity reservation or option fees payable to the Borrower or such Subsidiary with respect to asset sales permitted herein, (m) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (l), for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets), (n) Liens securing obligations under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes, (o) Liens granted by bankruptcy-remote special purpose Subsidiaries to secure stranded cost securitization bonds, (p) Liens upon any property in favor of the lenders under any Material Credit Agreement securing Indebtedness thereunder; provided that (i) the Borrower Obligations shall concurrently be secured equally and ratably with (or prior to) such Indebtedness under such Material Credit Agreement so long as such other Indebtedness shall be secured and (ii) the Borrower, the lenders or any administrative agent under such Material Credit Agreement and the Administrative Agent, for the benefit of the Lenders, shall have entered into such security agreements, collateral trust and sharing agreements, intercreditor agreements and other documentation deemed necessary by the Administrative Agent in respect of such Lien on terms and conditions acceptable to the Administrative Agent (including, without limitation, with respect to the voting of claims and release or modification of any such Lien or all or any portion of the collateral thereunder), (q) the Lien of the FMB Mortgage Documents on the Mortgaged Property, subject in each case to compliance with Section 7.2, (r) the Liens on the Mortgaged Property which would not otherwise be permitted under this Section 8.5 and which are “Permitted Liens” (as such term is defined in the FMB Mortgage as in effect on the date hereof) and (s) Liens on Property, in addition to those otherwise permitted by clauses (a) through (r) above, securing, directly or indirectly, Indebtedness or obligations of the Borrower and its Subsidiaries arising pursuant to other agreements entered into in the ordinary course of business which do not exceed, in the aggregate at any one time outstanding, $25,000,000.
8.6Accounting Changes.
The Borrower will not (nor will it permit any of its Subsidiaries to) make or permit any change in accounting policies or reporting practices, except as required by GAAP, or as permitted by GAAP, if the amounts involved are not material.
SECTION 9

EVENTS OF DEFAULT
9.1Events of Default.
An Event of Default with respect to the Borrower shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
(a)Payment. The Borrower shall: (i) default in the payment when due of any principal of any of the Loans or L/C Obligations; or (ii) default, and such default shall continue for five (5) or more Business Days, in the payment when due of any interest on the Loans or L/C Obligations or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith.
(b)Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein or in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c)Covenants. The Borrower shall:
(i)default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(e)(i), 7.2, 7.3(a) (solely with respect to the existence of the Borrower), 7.9, 7.10 or 8.1 through 8.6, inclusive; or
(ii)default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and the default shall continue unremedied for a period of at least thirty (30) days after the earlier of an Authorized Officer of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent.
(d)Credit Documents; FMB Mortgage. Any Credit Document or the FMB Mortgage shall fail to be in force and effect or the Borrower shall so assert or any Credit Document or the FMB Mortgage shall fail to give the Administrative Agent or the Lenders, or the First Mortgage Bond Trustee, as applicable, the rights, powers, liens and privileges purported to be created thereby; provided that it shall not be a Default or Event of Default hereunder if the FMB Mortgage or any other FMB Mortgage Document fails to be in force or effect during an FMB Release Period.
(e)Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or any of its Subsidiaries or for any substantial part of their property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against the Borrower or any of its Subsidiaries and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Borrower or any of its Subsidiaries shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or any of its Subsidiaries admit in writing its inability to pay its debts generally as they become due or any action shall be taken by any Person in furtherance of any of the aforesaid purposes.
(f)Defaults under Other Agreements.
(i)The Borrower or any of its Subsidiaries shall default in the due performance or observance (beyond the applicable grace period with respect thereto) of any material obligation or condition of any contract or lease to which it is a party, if such default would have or would reasonably be expected to have a Material Adverse Effect.
(ii)With respect to any Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness outstanding under this Credit Agreement) in excess of $20,000,000 in the aggregate (A) the Borrower or any of its Subsidiaries shall (x) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to such Indebtedness, or (y) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause or permit the holder or the holders of such Indebtedness (or any trustee or agent on behalf of such holders) to cause

(determined without regard to whether any notice or lapse of time is required) such Indebtedness to become due prior to its stated maturity; or (B) such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (C) such Indebtedness shall mature and remain unpaid.
(g)Judgments. Any judgment, order or decree involving a liability of $20,000,000 or more, or one or more judgments, orders, or decrees involving a liability of $40,000,000 or more, in the aggregate, shall be entered against the Borrower or any of its Subsidiaries and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 60 days; provided that if such judgment, order or decree provides for periodic payments over time then the Borrower or such Subsidiary shall have a grace period of 30 days with respect to each such periodic payment.
(h)ERISA. The occurrence of any of the following events or conditions if any of the same would have or would be reasonably expected to have a Material Adverse Effect: (i) the Borrower, any of its Subsidiaries or any ERISA Affiliate fails to make full payment when due of all amounts, which under the provisions of any Plan or Section 412 or 430 of the Code, the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto; (ii) an ERISA Event shall occur with respect to a Single Employer Plan which is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan which is, in the reasonable opinion of the Required Lenders, likely to result in (A) the termination of such Single Employer Plan for purposes of Title IV of ERISA, or (B) the Borrower, any of its Subsidiaries, or any ERISA Affiliate incurring any liability in connection with a withdrawal from or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or ( iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which would be reasonably expected to subject the Borrower, any of its Subsidiaries, or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower, any of its Subsidiaries, or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.
(i)Change of Control. There shall occur a Change of Control.
(j)First Mortgage Bonds. During any period other than a FMB Release Period, (i) the aggregate outstanding principal amount of the First Mortgage Bonds shall be less than the Revolving Committed Amount; or (ii) the First Mortgage Bonds shall cease to be equally and ratably secured under the terms of the FMB Mortgage by a valid direct first deed of trust lien and security interest upon all Mortgaged Property, subject only to “Permitted Liens” (as such term is defined in the FMB Mortgage); or (iii) the Borrower shall deny in writing that it has any liability or obligation under any First Mortgage Bonds or purport to revoke, terminate, rescind or redeem any First Mortgage Bonds (other than in accordance with the terms of the First Mortgage Bonds and the FMB Mortgage).
9.2Acceleration; Remedies.
Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may or, upon the request and direction of the Required Lenders, shall take the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(a)Termination of Commitments. Declare the Commitments and the obligation of the L/C Issuers to make L/C Credit Extensions terminated whereupon the Commitments and the obligation of the L/C Issuers to make L/C Credit Extensions shall be immediately terminated.
(b)Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans, all L/C Obligations and any and all other Borrower Obligations of any and every kind owing by the Borrower to the Administrative Agent or the Lenders under the Credit Documents to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
(c)Cash Collateral. Direct the Borrower to Cash Collateralize (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(e), it will immediately Cash Collateralize) L/C Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the then outstanding principal amount of L/C Obligations.
(d)Enforcement of Rights. To the extent permitted by Law, enforce any and all rights and interests created and existing under applicable Law and under the Credit Documents, and the FMB Mortgage.
Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then the Commitments and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate and all Loans, all L/C Obligations, all accrued interest in respect thereof, all accrued and unpaid fees and other Borrower Obligations owing to the Administrative Agent and the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Borrower.
Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by Law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.
9.3Allocation of Payments After Event of Default.
Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuation of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:
FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of legal counsel) of the Administrative Agent, the L/C Issuers or any of the Lenders in connection with enforcing the rights of the Administrative Agent, the L/C Issuers and the Lenders under the Credit Documents, ratably among them in proportion to the amounts described in this clause “FIRST” payable to them;
SECOND, to payment of any fees owed to the Administrative Agent, the Swing Line Lender, the L/C Issuers or any Lender, ratably among them in proportion to the amounts described in this clause “SECOND” payable to them;

THIRD, to the payment of all accrued interest payable to the Lenders, the Swing Line Lender and the L/C Issuers hereunder, ratably among them in proportion to the amounts described in this clause “THIRD” payable to them;
FOURTH, to the payment of the outstanding principal amount of the Revolving Loans, the Swing Line Loans and L/C Obligations, ratably among them in proportion to the amounts described in this clause “FOURTH” payable to them;
FIFTH, to the Administrative Agent, for the account of the L/C Issuers, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;
SIXTH, to all other Borrower Obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FIFTH” above, ratably among the holders of such Borrower Obligations in proportion to the amounts described in this clause “SIXTH” payable to them; and
SEVENTH, the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.
Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause “FIFTH” above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Borrower Obligations, if any, in the order set forth above.
SECTION 10

AGENCY PROVISIONS
10.1Appointment and Authority.
Each of the Lenders and each L/C Issuer hereby irrevocably appoints KeyBank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and the FMB Mortgage and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Credit Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
10.2Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.3Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents and the FMB Mortgage. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents or the FMB Mortgage that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document, the FMB Mortgage or applicable law; and
(c)shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, its Subsidiaries or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.6 and 9.2) or (b) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or a L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document or the FMB Mortgage, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document, the FMB Mortgage Documents or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.4Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.5Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document or under the FMB Mortgage by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
10.6Resignation of Administrative Agent.
The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and the FMB Mortgage and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents or under the FMB Mortgage, as applicable (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents and the FMB Mortgage, as applicable, the provisions of this Section and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by KeyBank as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the related retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
10.7Non-Reliance on Administrative Agent and Other Lenders.
Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Agent-Related Persons and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Agent-Related Persons and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document, the FMB Mortgage or any related agreement or any document furnished hereunder or thereunder.
10.8No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents or the FMB Mortgage, except in its capacity, as applicable, as the Administrative Agent, a Lender or a L/C Issuer hereunder.
10.9Administrative Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Borrower Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.2(i) and (k), 3.4 and 11.5) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.4 and 11.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Borrower Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
10.10Status of Lenders.
The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.
10.11ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other party hereto, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Credit Agreement,
(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (i) clause (i) of Section 10.11(a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) of Section 10.11(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Credit Document or any documents related hereto or thereto).
10.12Erroneous Payments.
(a)Each Lender hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) or (ii) it receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, (y) that was not preceded or accompanied by a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) then, in each case an error in payment has been made (any such amounts specified in clauses (i) or (ii) of this Section 10.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and the Lender, as the case may be, is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Lender agrees that, in the case of clause (a)(ii) above, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent in writing of such occurrence and, in the case of either clause (a)(i) or (a)(ii) above upon demand from the Administrative Agent, it shall promptly, but in all events no later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)The Borrower and each Credit Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount, (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making a payment on the Loans or any other payment obligation of the Borrower hereunder and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Borrower Obligations, the Borrower Obligations or any part thereof that were so credited, and all rights of the applicable Lender or the Administrative Agent, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(d)Each party’s obligations under this Section 10.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Borrower Obligations (or any portion thereof) under any Credit Document.

SECTION 11

MISCELLANEOUS
11.1Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower, the Administrative Agent or any L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and
(ii)if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Section 2 if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)Borrower Materials/The Platform. The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any of the Agent-Related Persons have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address, Etc. The Borrower, the Administrative Agent and each L/C Issuer may change its respective address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.2Right of Set-Off.
In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender, each L/C Lender and the Swing Line Lender each is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender, such L/C Lender or the Swing Line Lender (including, without limitation, branches, agencies or Affiliates of such Lender, such L/C Lender or the Swing Line Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, the First Mortgage Bonds, the other Credit Documents, the FMB Mortgage or otherwise, irrespective of whether the Administrative Agent or the Lenders, the L/C Issuers or the Swing Line Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Revolving Loans and Commitments hereunder pursuant to Sections 3.8 or 11.3(d) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.
11.3Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except as contemplated by Section 8.2), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Persons of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that
(i)except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than

$5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed and the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(i)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned;
(ii)any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);
(iii)the consents of the L/C Issuers and the Swing Line Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment; and
(iv)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 11.3, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
No such assignment shall be made to any Ineligible Institution.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.9, 3.12, 3.13, 3.14, and 11.5(b) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the L/C Issuers at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than an Ineligible Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.6 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.12, 3.13 and 3.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant shall be subject to the requirements and limitations therein, including the requirements under Section 3.13(f) (it being understood that the documentation required under Section 3.13(f) shall be delivered to the participating Lender). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 3.7 as though it were a Lender, provided such Participant agrees to be subject to Section 3.8 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Credit Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.
(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.9, 3.12, 3.13, or 3.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 3.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.13(f) as though it were a Lender.

(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include Electronic Signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(h)Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Credit Agreement (including its obligations under Section 3.9, 3.12, 3.13 and 3.14), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (A) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.
11.4No Waiver; Remedies Cumulative.
No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.
11.5Attorney Costs, Expenses, Taxes and Indemnification by Borrower.
(a)The Borrower agrees (i) to pay or reimburse the Administrative Agent and the Arranger for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Credit Agreement and the other Credit Documents and the FMB Mortgage and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable fees and expenses of legal counsel, and (ii) to pay or reimburse the Administrative Agent, each L/C Issuer and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents or the FMB Mortgage (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Borrower Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable fees and expenses of legal counsel. The foregoing costs and expenses shall include all search, filing, recording, and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the Arranger and the cost of independent public accountants and other outside experts retained by the Administrative Agent, the Arranger or any Lender. Other than costs and expenses payable in connection with the closing of the transactions contemplated by this Credit Agreement pursuant to this Section 11.5(a) (which shall be payable on the Closing Date unless otherwise agreed by the Administrative Agent and the Arranger), all amounts due under this Section 11.5 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Borrower Obligations.
(b)Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each L/C Issuer, each Lender and their respective Affiliates, directors, officers, advisors, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including the reasonable fees and expenses of legal counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Credit Document, the FMB Mortgage or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary of the Borrower, or any Environmental Claim related in any way to the Borrower or any Subsidiary of the Borrower, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto or (v) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, nor shall any Indemnitee have any liability for any special, punitive, indirect or consequential damages relating to this Credit Agreement or any other Credit Document or the FMB Mortgage or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).
(c)To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Agent-Related Person of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Agent-Related Person, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer or the Swing Line Lender in its capacity as such, or against any Agent-Related Person of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 3.2(d).
All amounts due under this Section 11.5 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Borrower Obligations.
11.6Amendments, Etc.
Except to the extent provided in Section 2.8 with respect to extensions of the Maturity Date and subject to Section 3.10(b), no amendment or waiver of any provision in this Credit Agreement or any other Credit Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)waive any condition set forth in Section 4.1 without the written consent of each Lender;
(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) without the written consent of such Lender;
(c)postpone any date fixed by this Credit Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Revolving Committed Amount hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;
(d)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 11.6) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of to pay interest or Letter of Credit Fees at the Default Rate;
(e)change Section 3.8 or Section 9.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
(g)release the Borrower from its obligations or consent to the assignment by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents or, except to the extent described in Section 2.1(e), the FMB Mortgage without the written consent of each Lender; or
(h)except to the extent described in Section 2.1(e), authorize the Administrative Agent to vote in favor of the release of all or substantially all of the collateral securing the First Mortgage Bonds without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Credit Agreement or any other agreement relating to any Letter of Credit issued or to be issued by it (including, without limitation, under Section 3.16); (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document (including, without limitation, under Section 3.16) or, except to the extent expressly set forth in Section 2.1(e), the FMB Mortgage; (iii) Section 11.3(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Credit Agreement; and (v) a Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
11.7Counterparts.
This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Credit Agreement or in any other certificate, agreement or document related to this Credit Agreement or the other Credit Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State

Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
11.8Headings.
The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.
11.9Survival of Indemnification and Representations and Warranties.
(a)Survival of Indemnification. All indemnities set forth herein shall survive the execution and delivery of this Credit Agreement, the making of any Credit Extension and the repayment of the Loans and other Borrower Obligations and the termination of the Commitments hereunder.
(b)Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Borrower Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.10Governing Law; Venue; Service.
(a)THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS, (OTHER THAN THE THIRD SUPPLEMENTAL INDENTURE AND THE FIRST MORTGAGE BONDS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES). Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document (other than the Third Supplemental Indenture and the First Mortgage Bonds) may be brought in the courts of the State of New York or of the United States for the Southern District of New York and appellate courts thereof, and, by execution and delivery of this Credit Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of such courts.
(b)The Borrower irrevocably consents to the service of process in any action or proceeding with respect to this Credit Agreement or any other Credit Document by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective ten days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by Law.
11.11Waiver of Jury Trial; Waiver of Consequential Damages.
EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. Each of the

parties to this Credit Agreement agrees not to assert any claim against any other party hereto, Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein and in the other Credit Documents and in the FMB Mortgage; provided that nothing contained in this Section 11.11 shall limit the Borrower’s indemnification and reimbursement obligations set forth in Section 11.5.
11.12Severability.
If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
11.13Further Assurances.
The Borrower agrees, upon the request of the Administrative Agent, to promptly take such actions, as reasonably requested, as is necessary to carry out the intent of this Credit Agreement and the other Credit Documents.
11.14Confidentiality.
Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency or any regulatory authority purporting to have jurisdiction over it or an Affiliate (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
11.15Entirety.
This Credit Agreement together with the other Credit Documents and the Fee Letters represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.
11.16Binding Effect; Continuing Agreement.
(a)This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 4.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.
(b)This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, fees and other Borrower Obligations have been paid in full and all Letters of Credit and Commitments have been terminated. Upon termination, the Borrower shall have no further obligations (other than the indemnification provisions and other provisions that by their terms survive) under the Credit Documents; provided that should any payment, in whole or in part, of the Borrower Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Borrower Obligations.
11.17No Novation of Existing Credit Agreement.
(a)No Novation of Existing Credit Agreement. It is the intent of the parties hereto that, from and after the Closing Date, this Credit Agreement (i) shall re-evidence the Borrower’s obligations and indebtedness under the Existing Credit Agreement, (ii) is entered into in substitution for, and not in payment of, the obligations and indebtedness of the Borrower under the Existing Credit Agreement, and (iii) is in no way intended to constitute a novation of any of the Borrower’s obligations and indebtedness which were evidenced by the Existing Credit Agreement or any of the other “Credit Documents” (as defined in the Existing Credit Agreement) (including any fee letters or Notes delivered in connection therewith). All Loans made and “Borrower Obligations” under and as defined in the Existing Credit Agreement which are outstanding on the Closing Date shall continue as Loans and Borrower Obligations under (and shall be governed by the terms of) this Credit Agreement. Without limiting the foregoing, upon the effectiveness hereof, the Administrative Agent shall make such reallocations of each Lender’s share of the outstanding Loans under the Existing Credit Agreement as are necessary in order that each such Lender’s share of the outstanding Loans hereunder reflects such Lender’s ratable share of the Revolving Committed Amount hereunder as specified on Schedule 1.1(a). On the Closing Date, (i) the Borrower shall pay to the Administrative Agent for the ratable account of the Lenders then party to the Existing Credit Agreement, (A) accrued and unpaid facility fees under the Existing Credit Agreement through the Closing Date, (B) accrued and unpaid interest on Loans under (and as defined in) the Existing Credit Agreement through the Closing Date and (ii) the revolving loans previously made to the Borrower by the Departing Lenders under the Existing Credit Agreement which remain outstanding as of the date of this Credit Agreement shall be repaid in full (accompanied by any accrued and unpaid interest and fees thereon), the Departing Lenders’ “Commitments” under the Existing Credit Agreement shall be terminated and no Departing Lender shall be a Lender hereunder.
(b)References to This Credit Agreement in Credit Documents. All references herein to “hereunder,” “hereof,” or words of like import and all references in any other Credit Document to the “Credit Agreement” or words of like import shall mean and be a reference to the Existing Credit Agreement as amended and restated hereby (and any section references in such Credit Documents to the Existing Credit Agreement shall refer to the applicable equivalent provision set forth herein although the section number thereof may have changed).
11.18USA Patriot Act Notice.
Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the names, addresses and tax-identification number of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
11.19Acknowledgment.
Section 7 and Section 8 of this Credit Agreement contain affirmative and negative covenants applicable to the Borrower. Each of the parties to this Credit Agreement acknowledges and agrees that any such covenants that require the Borrower to cause any of its Subsidiaries to take or to refrain from taking specified actions will be enforceable unless prohibited by applicable law or regulatory requirement.
11.20Replacement of Lenders.
If (a) any Lender requests compensation under Section 3.9 or Section 3.12, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.13, (and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.17(a)), (b) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Credit Document that has been approved by the Required Lenders as provided in Section 11.6 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (c) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.3(b);
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 3.12 or payments required to be made pursuant to Section 3.13, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable Laws; and
(v)in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations pursuant to this Section shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
11.21No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) each of the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arranger or the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Credit Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
11.23Acknowledgement Regarding Any Supported QFCs.
To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 11.23, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:
TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation By: /s/ Elisabeth Eden Name: Elisabeth Eden Title: Vice President and Treasurer

Signature Page to Fourth Amended and Restated Credit Agreement
TEXAS-NEW MEXICO POWER COMPANY

LENDERS:	KEYBANK NATIONAL ASSOCIATION, as a Lender, as Administrative Agent and as an L/C Issuer By: /s/ Jonathan Bouvet Name: Jonathan Bouvet Title: Senior Vice President

Signature Page to Fourth Amended and Restated Credit Agreement
TEXAS-NEW MEXICO POWER COMPANY

MUFG UNION BANK, N.A., as a Lender By: /s/ Jeff Fesenmaier Name: Jeff Fesenmaier Title: Managing Director

Signature Page to Fourth Amended and Restated Credit Agreement
TEXAS-NEW MEXICO POWER COMPANY

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ Gregory R. Gredvig Name: Gregory R. Gredvig Title: Director

Signature Page to Fourth Amended and Restated Credit Agreement
TEXAS-NEW MEXICO POWER COMPANY

LENDERS:	The undersigned Departing Lender hereby acknowledges and agrees that, upon the repayment in full in immediately available funds of the revolving loans previously made to the Borrower by the undersigned Departing Lender under the Existing Credit Agreement which remain outstanding as of the Closing Date, together with any accrued and unpaid interest and fees thereon, it is no longer a party to the Existing Credit Agreement and will not be a party to this Credit Agreement; provided, however, that all provisions of the Existing Credit Agreement that, by their terms, survive the replacement of the undersigned Departing Lender, the termination of the commitments of the undersigned Departing Lender under the Existing Credit Agreement, and the repayment, satisfaction or discharge of all the other Borrower Obligations (collectively, the “Departing Lender Repayment”) shall survive the Departing Lender Repayment, including without limitation the indemnities in favor of the undersigned Departing Lender set forth in Section 11.5 of the Existing Credit Agreement.
JPMORGAN CHASE BANK, N.A., as a Departing Lender (and solely with respect to Section 11.17 of the Credit Agreement) By: /s/ Nancy R. Barwig Name: Nancy R. Barwig Title: Executive Director

Signature Page to Fourth Amended and Restated Credit Agreement
TEXAS-NEW MEXICO POWER COMPANY

SCHEDULE 1.1(a)
COMMITMENTS AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
KeyBank National Association	$35,500,000.00	47.33%
MUFG Union Bank, N.A.	$22,000,000.00	29.33%
Wells Fargo Bank, National Association	$17,500,000.00	23.33%
Total	$75,000,000	100.000000%

Sch. 1.1(a)

SCHEDULE 11.1
NOTICES
BORROWER:
Texas-New Mexico Power Company
414 Silver Ave, SW MS0905
Albuquerque, New Mexico 87102-3289
Attention: Elisabeth Eden, Vice President and Treasurer
Telephone: 505.241.2961
Telecopier: 505.241.4386
Electronic Mail: cashdesk@pnmresources.com
Website Address: www.pnmresources.com
ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
KeyBank National Association
4900 Tiedeman Road (OH-01-49-0362)
Brooklyn, Ohio 44144
Attn: Anna Smiley
Telephone:  216-813-4743
Facsimile:  216-370-5997
E-mail:  Anna_Smiley@KeyBank.com
Bank Name: KeyBank
ABA/Routing No: 041001039
Account Name: KAS Servicing
Account No: 1140228209035
Ref: Texas-New Mexico Power Company
Attn: Key Agency Services
Other Notices as Administrative Agent:
KeyBank National Association
127 Public Square
Cleveland, OH 44114
Attn:  Jonathan Bouvet
Telephone:  216-689-5702
E-mail: Jonathan.M.Bouvet@key.com

Sch. 11.1

SCHEDULE 11.3
PROCESSING AND RECORDING FEES
The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $3,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $3,500 plus the amount set forth below:

Transaction	Assignment Fee
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-
Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

Sch. 11.3

EXHIBIT 1.1.1
FMB DELIVERY AGREEMENT
[Attached]

Exhibit 1.1.1

EXHIBIT 1.1.2
THIRD SUPPLEMENTAL INDENTURE
[Attached]

Exhibit 1.1.2

EXHIBIT 2.1(b)
FORM OF
NOTICE OF REVOLVING BORROWING
TO:    KEYBANK NATIONAL ASSOCIATION, as Administrative Agent
RE:    Fourth Amended and Restated Credit Agreement dated as of March 11, 2022 among Texas-New Mexico Power Company (the “Borrower”), the Lenders identified therein and KeyBank National Association, as Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”)
DATE:    __________________, 20__
1.    This Notice of Revolving Borrowing is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.
2.    Please be advised that the Borrower is requesting Revolving Loans on the terms set forth below:

(a)	Principal amount of requested
Revolving Loans	$_________________

(b)	Date of requested Revolving Loans	__________________

(c)	Interest rate applicable to the
requested Revolving Loans:

(i)	________	Adjusted Base Rate

(ii)	________	Adjusted Term SOFR for an Interest Period of:

________ one month
________ three months ________ six months

3.    The representations and warranties made by the undersigned in any Credit Document (other than the representation and warranties in Section 6.7(a) of the Credit Agreement (but only with respect to clause (a) of the definition of Material Adverse Effect) and Section 6.9 of the Credit Agreement) and, except during any FMB Release Period, in the FMB Mortgage are true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) at and as if made on the date of the requested Revolving Loans except to the extent they expressly relate to an earlier date.
4.    No Default or Event of Default exists or shall be continuing either prior to or after giving effect to the Revolving Loans made pursuant to this Notice of Revolving Borrowing.
5.    Subsequent to the funding of the requested Revolving Loan, the aggregate principal amount of Revolving Loans outstanding plus the aggregate principal amount of outstanding L/C Obligations
Exhibit 2.1(b)-1

plus the aggregate principal amount of outstanding Swing Line Loans will be $_________________ which is less than or equal to the then Revolving Committed Amount.

TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation By: Name: Title:

Exhibit 2.1(b)-2

EXHIBIT 2. l (e)
FORM OF REVOLVING NOTE
Lender:         Date: March 11, 2022
FOR VALUE RECEIVED, Texas-New Mexico Power Company, a Texas corporation (the “Borrower”), hereby promises to pay to the order of the Lender referenced above (the “Lender”), at the Administrative Agent’s Office set forth in that certain Fourth Amended and Restated Credit Agreement dated as of March 11, 2022 (as amended, modified, extended or restated from time to time, the “Credit Agreement”) among the Borrower, the Lenders party thereto (including the Lender) and KeyBank National Association, as Administrative Agent (the “Administrative Agent”) (or at such other place or places as the holder of this Note may designate), the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower under the Credit Agreement, in lawful money and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender to the Borrower, at such office, in like money and funds, for the period commencing on the date of each such Revolving Loan until each such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
This Note is one of the Notes referred to in the Credit Agreement and evidences Revolving Loans made by the Lender to the Borrower thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.
The Credit Agreement provides for the acceleration of the maturity of the Revolving Loans evidenced by this Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Revolving Loans upon the terms and conditions specified therein. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorney fees.
The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or under this Note in respect of the Revolving Loans to be evidenced by this Note, and each such recordation or endorsement shall be prima facie evidence of such information, absent manifest error.
Except as permitted by Section 11.3(b) of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).
IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed as of the date first above written.

Exhibit 2.1(e)-1

TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation By: Name: Title:

Exhibit 2.1(e)-2

EXHIBIT 2.3
FORM OF
NOTICE OF CONTINUATION/CONVERSION
TO:    KeyBank National Association, as Administrative Agent
RE:    Fourth Amended and Restated Credit Agreement dated as of March 11, 2022 among Texas-New Mexico Power Company, a Texas corporation (the “Borrower”), the Lenders named therein and KeyBank National Association, as Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”)
DATE:
1.    This Notice of Continuation/Conversion is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.
2.    Please be advised that the Borrower is requesting that a portion of the current outstanding Revolving Loans advanced to it in the amount of $__________, currently accruing interest at ___________, be extended or converted as of ______, 20__ at the interest rate option set forth in paragraph 3 below.
3.    The interest rate option applicable to the extension or conversion of all or part of the existing Revolving Loans referenced above shall be:

a.	_________	Adjusted Base Rate

b.	_________	Adjusted Term SOFR for an Interest Period of:

________ one month
________ three months
________ six months

As of the date hereof, no Default or Event of Default has occurred and is continuing.

TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation By: Name: Title:

Exhibit 2.3

EXHIBIT 2.9
FORM OF SWING LINE NOTE
FOR VALUE RECEIVED, Texas-New Mexico Power Company, a Texas corporation (the “Borrower”), hereby promises to pay to the order of KeyBank National Association (the “Swing Line Lender”) and its registered assigns, at the office of KeyBank National Association, as Administrative Agent (the “Administrative Agent”) under that certain Fourth Amended and Restated Credit Agreement (as amended, modified, extended or restated from time to time, the “Credit Agreement”) among the Borrower, the Lenders party thereto (including the Swing Line Lender) and the Administrative Agent, the principal amount of the Swing Line Sublimit (or such lesser amount as shall equal the aggregate unpaid principal amount of the Swing Line Loans made by the Swing Line Lender to the Borrower under the Credit Agreement), in lawful money and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Swing Line Loan, at such office, in like money and funds, for the period commencing on the date of such Swing Line Loan until such Swing Line Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
This Note is the Swing Line Note referred to in the Credit Agreement and evidences the Swing Line Loans made by the Swing Line Lender thereunder. All capitalized terms used in this Swing Line Note and not otherwise defined shall have the meanings provided in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.
The Credit Agreement provides for the acceleration of the maturity of the Swing Line Loans evidenced by this Swing Line Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of such Swing Line Loans upon the terms and conditions specified therein. In the event this Swing Line Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.
The date, amount, type and interest rate of the Swing Line Loans made by the Swing Line Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Swing Line Lender on its books; provided that the failure of the Swing Line Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or under this Swing Line Note in respect of the Swing Line Loans to be evidenced by this Swing Line Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.
Except as permitted by Section 11.3(b) of the Credit Agreement, this Swing Line Note may not be assigned by the Lender to any other Person.
THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).
[signature page follows]

Exhibit 2.9

IN WITNESS WHEREOF, the Borrower has caused this Swing Line Note to be executed as of the date first above written.

TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation By: Name: Title:

Exhibit 2.9

EXHIBIT 2.9(d)
FORM OF NOTICE OF SWING LINE BORROWING
TO:    KeyBank National Association, as Administrative Agent
RE:    Fourth Amended and Restated Credit Agreement dated as of March 11, 2022 among Texas-New Mexico Power Company, a Texas corporation (the “Borrower”), the Lenders named therein and KeyBank National Association, as Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”)
DATE:
1.    This Notice of Swing Line Borrowing is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings provided in the Credit Agreement.
2.    Please be advised that the Borrower is requesting a Swing Line Loan on the terms set forth below:
(a)    Principal amount of requested
Swing Line Loan    $
(b)    Date of requested Swing Line
Loan
(c)    Interest Rate applicable to the
requested Swing Line Loan
    (i)      Adjusted Base Rate
    (ii)         Adjusted Daily Simple SOFR
3.    Subsequent to the funding of the requested Swing Line Loan, the sum of the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding L/C Obligations plus the aggregate principal amount of outstanding Swing Line Loans will be $_____________, which is less than or equal to the Revolving Committed Amount.
4.    Subsequent to the funding of the requested Swing Line Loan, the aggregate amount of Swing Line Loans will be $______________, which is less than or equal to the Swing Line Sublimit.
5.    The representations and warranties made by the undersigned in any Credit Document (other than the representation and warranties in Section 6.7(a) of the Credit Agreement (but only with respect to clause (a) of the definition of Material Adverse Effect) and Section 6.9 of the Credit Agreement) and, except during any FMB Release Period, in the FMB Mortgage are true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) at and as if made on the date of the requested Loans except to the extent they expressly relate to an earlier date.
6.    No Default or Event of Default exists or shall be continuing either prior to or after giving effect to the Swing Line Loans made pursuant to this Notice of Swing Line Borrowing.
Exhibit 2.9(d)

TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation By: Name: Title:

Exhibit 2.9(d)

EXHIBIT 3.13
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of March 11, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Texas-New Mexico Power Company (the “Borrower”), the Lenders named therein and KeyBank National Association, as administrative agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 3.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NAME OF LENDER: By: Name: Title:

Date: __________, 20[__]

Exhibit 3.13

EXHIBIT 7. l(c)
FORM OF
COMPLIANCE CERTIFICATE
TO:    KeyBank National Association, as Administrative Agent
RE:    Fourth Amended and Restated Credit Agreement dated as of March 11, 2022 among Texas-New Mexico Power Company, a Texas corporation (the “Borrower”), the Lenders named therein and KeyBank National Association, as Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”)
DATE:
Pursuant to the terms of the Credit Agreement, I, ______________, a Financial Officer of the Borrower, hereby certify on behalf of the Borrower that, as of the quarter ending ___________, 20__, the statements below are accurate and complete in all respects (all capitalized terms used below shall have the meanings set forth in the Credit Agreement):
a.    Attached hereto as Schedule 1 are calculations (calculated as of the date of the financial statements referred to in paragraph c. below) demonstrating compliance by the Borrower with the financial covenant contained in Section 7.2 of the Credit Agreement.
b.    No Default or Event of Default exists under the Credit Agreement, except as indicated on a separate page attached hereto, together with an explanation of the action taken or proposed to be taken by the Borrower with respect thereto.
c.    The quarterly/annual financial statements for the fiscal quarter/year ended __________, 20__ which accompany this certificate fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments and except that the quarterly financial statements have fewer footnotes than annual statements.

TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation By: Name: Title:

Exhibit 7.1(c)-1

SCHEDULE 1
TO EXHIBIT 7.1(c)
FINANCIAL COVENANT CALCULATIONS
A.    Debt Capitalization

1. Consolidated Indebtedness of the Borrower (in thousands)	$________________
2. Consolidated Capitalization of the Borrower (in thousands)	$________________
3. Debt to Capitalization Ratio (Line A1 ÷ A2)	___________ to 1.0
Maximum Permitted	0.65 to 1.0

Exhibit 7.1(c)-2

EXHIBIT 11.3(b)
FORM OF
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between ____________ (the “Assignor”) and ________________ (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Fourth Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Schedule 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any Letters of Credit included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	______________________________

2. Assignee:	______________________________
and is an Affiliate/Approved Fund of

3. Borrower:	Texas-New Mexico Power Company

4. Administrative Agent:	KeyBank National Association as the Administrative Agent under the Credit Agreement

5. Credit Agreement:	Fourth Amended and Restated Credit Agreement dated as of March 11, 2022 among the Borrower, the Lenders party thereto and the Administrative Agent.

6. Assigned Interest:

Exhibit 11.3(b)-1

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
$	$	%

7.    After giving effect to the foregoing assignment, the Assignor and the Assignee shall have the following Commitments, Pro Rata Shares and outstanding Loans and Participation Interests:

	Commitments	Pro Rata Share	Outstanding Loans	Participation Interests in Letters of Credit
Assignor
Assignee

8.    Trade Date:    _____________
Effective Date: ______________, 20__
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR] By: Name: Title:
ASSIGNEE [NAME OF ASSIGNEE] By: Name: Title:
Consented to and Accepted if applicable:
KEYBANK NATIONAL ASSOCIATION, as Administrative Agent By: Name: Title:
Exhibit 11.3(b)-2

Consented to if applicable:
TEXAS NEW MEXICO POWER COMPANY By: Name: Title:

Exhibit 11.3(b)-3

SCHEDULE 1
TO EXHIBIT 11.3(b)
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any Agreement or statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a foreign lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy
Exhibit 11.3(b)-4

shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit 11.3(b)-5